Filed Pursuant to Rule 424(b)(5)

Registration File Nos. 333-278523 and 333-278523-01

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 2, 2025

Brookfield Renewable Corporation

Brookfield Renewable Partners L.P.

Up to $400,000,000

Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Limited Partnership Units of Brookfield Renewable Partners L.P. (issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

This prospectus supplement (this “Prospectus Supplement”) of Brookfield Renewable Corporation (the “Company”) and Brookfield Renewable Partners L.P. (the “Partnership”), together with the base shelf prospectus dated April 2, 2025 (the “Base Prospectus” and together with this Prospectus Supplement, the “Prospectus”), relates to an “at-the-market” offering (the “Offering”) of class A exchangeable subordinate voting shares of the Company (the “Exchangeable Shares”) from time to time having an aggregate sale price of up to $400,000,000 (or the equivalent in Canadian dollars determined using the daily exchange rate posted by the Bank of Canada on the date the Exchangeable Shares are sold). See “Plan of Distribution”. Each Exchangeable Share will be exchangeable at the option of the holder for one non-voting limited partnership unit (each, a “LP Unit” and collectively, the “LP Units”) of the Partnership (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Company). See “Description of Share Capital”.

The Company and the Partnership have entered into an equity distribution agreement dated January 12, 2026 (the “Distribution Agreement”) with BMO Capital Markets Corp. and TD Securities (USA) LLC (together, the “U.S. Agents”) and BMO Nesbitt Burns Inc. and TD Securities Inc. (together, the “Canadian Agents” and together with the U.S. Agents, the “Agents”) pursuant to which the Company may offer and sell in the Offering from time to time through the Agents, as sales agents, Exchangeable Shares in each of the provinces and territories of Canada and in the United States pursuant to agency transaction notices delivered by the Company to the Agents from time to time in accordance with the terms of the Distribution Agreement.

Sales of Exchangeable Shares, if any, under this Prospectus Supplement will be made in transactions that are deemed to be an “at the market offering” as defined in Rule 415 promulgated under the U.S. Securities Act of 1933, including, without limitation, sales made on or through the New York Stock Exchange (the “NYSE”) or the Toronto Stock Exchange (the “TSX”) or on any other marketplace in the United States or Canada where the Exchangeable Shares may be traded. There is no minimum amount of funds that must be raised under the Offering. This means that the Offering may terminate after raising only a portion of the Offering amount set out above, or none at all. See “Plan of Distribution”.

The Offering is being made concurrently in Canada under the terms of a prospectus supplement to a short form base shelf prospectus (the “Canadian Base Prospectus”) filed with the securities commissions or similar authorities in each of the provinces of Canada. Neither this Prospectus Supplement nor the accompanying Base Prospectus constitutes a prospectus under Canadian securities laws and therefore does not qualify the Exchangeable Shares in Canada.

The Company will pay the Agents compensation for their services in acting as agents in connection with the sale of Exchangeable Shares pursuant to the Distribution Agreement of up to 2% of the gross offering proceeds of the Exchangeable Shares sold under the Distribution Agreement (the “Commission”).

The Exchangeable Shares are listed for trading under the symbol “BEPC” on the NYSE and the TSX. The LP Units are listed for trading under the symbol “BEP” on the NYSE and “BEP.UN” on the TSX. On January 8, 2026, before the public announcement of this Offering, the closing sale prices of the Exchangeable Shares on the NYSE and the TSX were $37.80 and C$52.43 respectively, and the closing sale prices of the LP Units on the NYSE and the TSX were $26.86 and C$37.24, respectively. The NYSE has authorized the listing of the Exchangeable Shares that may be distributed under the Offering and the LP Units that may be issuable or deliverable upon the exchange, redemption or acquisition of such Exchangeable Shares, subject to the official notice of issuance. The TSX has conditionally approved the listing of the Exchangeable Shares that may be distributed under the Offering and the LP Units that may be issuable or deliverable upon the exchange, redemption or acquisition of such Exchangeable Shares, subject to the Company and the Partnership fulfilling all of the requirements of the TSX.

Investing in the Exchangeable Shares and the LP Units involves risks. See “Risk Factors” on page S-3 of this Prospectus Supplement, on page 3 of the accompanying Base Prospectus, and the risk factors included in the Company’s Annual Report, in the Partnership’s Annual Report and in the Company’s Q3 2025 Interim Report and the Partnership’s Q3 2025 Interim Report (each as defined below), and in other documents we incorporate in this Prospectus Supplement by reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING BASE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Agents

BMO Capital Markets	TD Securities

The date of this Prospectus Supplement is January 12, 2026.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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You should only rely on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Base Prospectus. The Company has not, and the Agents have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. References to this “Prospectus Supplement” include documents incorporated by reference herein. See “Documents Incorporated by Reference”. The information contained in this Prospectus Supplement, the accompanying Base Prospectus or documents incorporated by reference herein or therein is accurate only as of the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the Exchangeable Shares and are seeking offers to buy the Exchangeable Shares, only in jurisdictions where such offers and sales are permitted. The distribution of this Prospectus Supplement and the accompanying Base Prospectus and the Offering of the Exchangeable Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement or the accompanying Base Prospectus must inform themselves about and observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Base Prospectus outside the United States. This Prospectus Supplement and the accompanying Base Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Company is organized under the laws of British Columbia, Canada and the Partnership is formed under the laws of Bermuda, some of the officers and directors of the Company and Brookfield Renewable Partners Limited, our General Partner, and some of the experts named in this Prospectus Supplement are residents of Canada or other non-U.S. jurisdictions and a portion of the Company’s and the Partnership’s assets and the assets of those officers, directors and experts may be located outside the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this Offering. The second part is the Base Prospectus, which gives more general information, some of which may not apply to this Offering. When we refer only to the “Prospectus,” we are referring to both parts combined. If information varies between this Prospectus Supplement and the Base Prospectus, you should rely on the information in this Prospectus Supplement. In this Prospectus Supplement, unless otherwise specified or the context otherwise requires, references to “dollars”, “$” or “US$” are to United States dollars and references to “C$” are to Canadian dollars.

Unless the context requires otherwise, when used in this Prospectus Supplement, references to “Brookfield Renewable” mean the Company and the Partnership collectively with its subsidiary entities and operating entities and the terms “we”, “us” and “our” refer to Brookfield Renewable. References to “Brookfield” mean Brookfield Corporation, collectively with its subsidiaries (other than Brookfield Renewable).

Capitalized terms which are used but not otherwise defined in this Prospectus Supplement shall have the meaning ascribed thereto in the Base Prospectus. All references in this Prospectus Supplement to “Canada” mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction.

CANADIAN PROSPECTUS

The Offering is being made concurrently in the United States pursuant to this Prospectus Supplement and the accompanying Base Prospectus and in Canada pursuant to a prospectus supplement to the Canadian Base Prospectus filed with the securities commissions or similar authorities in each of the provinces of Canada. This Prospectus Supplement and the accompanying Base Prospectus do not contain all of the information set forth in the Canadian prospectus supplement and Canadian Base Prospectus. Neither this Prospectus Supplement nor the accompanying Base Prospectus constitutes a prospectus under Canadian securities laws and therefore does not qualify the Exchangeable Shares in Canada.

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SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus Supplement, the accompanying Base Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Base Prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws, concerning the business and operations of Brookfield Renewable (collectively referred to herein as “forward-looking statements”). Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this Prospectus Supplement, the Base Prospectus and the documents incorporated by reference herein and therein include, but are not limited to, statements regarding the quality of Brookfield Renewable’s assets and the resiliency of the cash flow they will generate, our anticipated financial performance, future commissioning of assets, contracted portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions and dispositions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, energy policies, economic growth, growth potential of the renewable asset class, our future growth prospects and distribution profile, our access to capital and future dividends and distributions made to holders of LP Units and Exchangeable Shares. In some cases, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks”, “targets”, “believes” or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this Prospectus Supplement, the accompanying Base Prospectus and the documents incorporated by reference in this Prospectus Supplement and the Base Prospectus are based upon reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.

The following summarizes some, but not all, of the risk factors incorporated by reference in this Prospectus Supplement, the accompanying Base Prospectus and the documents incorporated by reference herein and therein. Please carefully consider all of the information and risk factors discussed in this Prospectus Supplement, the Base Prospectus and all of the documents incorporated by reference herein and therein for a more thorough description of these and other risks. Risk factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to, the following:

•	our investment opportunities may not be completed as planned and we may not realize the anticipated benefits therefrom;

•	the use of proceeds from this Offering is not certain;

•	general economic conditions and risks relating to the economy, including unfavorable changes in interest rates, foreign exchange rates, inflation and volatility in the financial markets;

•	changes to resource availability, as a result of climate change or otherwise, at any of our renewable power facilities;

•	supply, demand, volatility and marketing in the energy markets;

•	changes to government policies and incentives relating to the renewable power and sustainable solutions industries;

•

our inability to re-negotiate or replace expiring contracts (including power purchase agreements, power guarantee agreements or similar long-term agreements, between a seller and a buyer of electrical power generation) on similar terms;

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•	an increase in the amount of uncontracted generation in our renewable power portfolio or a change in the contract profile for future renewable power projects;

•	availability and access to interconnection facilities and transmission systems;

•	our ability to comply with, secure, replace or renew concessions, licenses, permits and other governmental approvals needed for our operating and development projects;

•	our real property rights for our facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to us;

•	increases in the cost of operating our existing facilities and of developing new projects;

•	health, safety, security and environmental risks;

•	equipment failures and procurement challenges;

•	adverse impacts of inflationary pressures;

•	changes in regulatory, political, economic and social conditions in the jurisdictions in which we operate;

•	our reliance on computerized business systems, which could expose us to cyber-attacks;

•	dam failures and the costs and potential liabilities associated with such failures;

•	uninsurable losses and higher insurance premiums;

•	energy marketing risks and our ability to manage commodity and financial risk;

•	the termination of, or a change to, the hydrological balancing pool in Brazil;

•	involvement in litigation and other disputes, and governmental and regulatory investigations;

•	counterparties to our contracts not fulfilling their obligations;

•	the time and expense of enforcing contracts against non-performing counterparties and the uncertainty of success;

•	increased regulation of our operations;

•	new regulatory initiatives related to sustainability and environmental, social and governance matters;

•	foreign laws or regulation to which we become subject as a result of future acquisitions in new markets;

•	force majeure events;

•	our operations being affected by local communities;

•	newly developed technologies or new business lines in which we invest not performing as anticipated;

•	advances in technology that impair or eliminate the competitive advantage of our projects;

•	increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•	ineffective management of human capital;

•	labor disruptions and economically unfavorable collective bargaining agreements;

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•	human rights impacts of our business activities;

•	increased regulation of and third party opposition to our nuclear services business’s customers and operations;

•	failure of the nuclear power industry to expand;

•	insufficient indemnification for our nuclear services business;

•

uncertainty regarding the U.S. Government making a final investment decision and entering into definitive agreements with our nuclear services business regarding the construction of nuclear reactors, the timing relating to such developments and realizing the anticipated benefits therefrom;

•	our inability to finance our operations and fund growth due to the status of the capital markets or our inability to complete capital recycling initiatives;

•	operating and financial restrictions imposed on us by our loan, debt and security agreements;

•	changes to our credit ratings;

•	the incurrence of debt at multiple levels within our organizational structure;

•	restrictions on our ability to engage in certain activities or make distributions due to our indebtedness;

•	adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure through our hedging strategy or otherwise;

•	our inability to identify sufficient investment opportunities and complete transactions;

•	political instability or changes in government policy negatively impacting our business or assets;

•	changes to our current business, including through future sustainable solutions investments;

•	the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions;

•	our inability to develop the projects in our development pipeline;

•

delays, cost overruns and other problems associated with the construction and operation of our facilities and risks associated with the arrangements we enter into with communities and joint venture partners;

•	we do not have control over all of our operations or investments, including certain investments made through joint ventures, partnerships, consortiums or structured arrangements;

•	some of our acquisitions may be of distressed companies, which may subject us to increased risks;

•	a decline in the value of our investments in securities, including publicly traded securities of other companies;

•	the separation of economic interest from control within our organizational structure;

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems and restrictions on foreign direct investment;

•	our dependence on Brookfield and the Partnership and Brookfield’s significant influence over us;

•	Brookfield’s election not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies, including by reason of conflict of interest;

•	the departure of some or all of Brookfield’s key professionals;

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•	Brookfield acting in a way that is not in the best interests of the Company, the Partnership, or their shareholders or unitholders;

•

our inability to terminate the fifth amended and restated master services agreement, dated May 5, 2023, as it may be further amended and/or restated, among Brookfield Corporation, the Company, the Partnership, Brookfield Renewable Energy L.P. (“BRELP”) and others (the “Master Services Agreement”), including Brookfield Global Renewable Energy Advisor Limited, Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Private Capital (DIFC) Limited, Brookfield Canada Renewable Manager LP, Brookfield Renewable Energy Group LLC and their affiliates that provide services to Brookfield Renewable pursuant to the Master Services Agreement (the “Service Provider”) and others, as amended from time to time, and the limited liability of the Service Provider under our arrangements with them;

•	Brookfield’s relationship with management businesses that manage their investment activities independently of each other (including Oaktree Capital Group, LLC);

•	changes in how Brookfield elects to hold its ownership interests in Brookfield Renewable;

•	changes in the amount of cash we can distribute to our shareholders or our unitholders;

•

future sales or issuances of our securities (including upon exchange of class A.2 exchangeable non-voting shares (“Class A.2 Shares”) of Brookfield Renewable Holdings Corporation (“BRHC”) by Brookfield) will result in dilution of existing holders and even the perception of such sales or issuances taking place could depress the trading price of the LP Units or Exchangeable Shares;

•	any changes in the market price of the LP Units and Exchangeable Shares;

•	the inability of unitholders to take part in the management of the Partnership;

•	limits on unitholders’ ability to obtain favorable judicial forum for disputes related to the Partnership or to enforce judgments against us;

•	our reliance on subsidiaries to provide funds to pay distributions;

•	foreign currency risk associated with the Partnership’s distributions on the LP Units and the Company’s dividends on the Exchangeable Shares;

•	we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•	being deemed an “investment company” under the United States Investment Company Act of 1940, as amended;

•	the effectiveness of our internal controls over financial reporting;

•	changes in tax law and practice;

•	the redemption of Exchangeable Shares by the Company at any time or upon notice from the holder of the class B multiple voting shares in the capital of the Company (the “Class B Shares”); and

•

other factors described in the Company’s Annual Report and the Partnership’s Annual Report, including, but not limited to, those described under Item 3.D “Risk Factors”, Item 4.B “Business Overview”, Item 5.A “Operating Results” and elsewhere in the Company’s Annual Report and the Partnership’s Annual Report as well as in the Company’s Q3 2025 Interim Report and the Partnership’s Q3 2025 Interim Report, this Prospectus Supplement and the Base Prospectus, including those set forth under “Risk Factors”.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this Prospectus Supplement, the Base Prospectus and the documents incorporated by reference herein and therein and should not be relied upon as representing our views as of any date subsequent to such dates. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see “Risk Factors” in this Prospectus Supplement, “Risk Factors” in the Base Prospectus, “Risk Factors” in the Company’s Annual Report and the risk factors included in the Company’s Q3 2025 Interim Report and in other documents we incorporate in this Prospectus Supplement by reference.

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The risk factors included in this Prospectus Supplement, the accompanying Base Prospectus and the documents incorporated by reference herein and therein could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this Prospectus Supplement, the Base Prospectus and the documents incorporated by reference herein and therein.

Each Exchangeable Share is structured with the intention of providing an economic return equivalent to one LP Unit (subject to adjustment to reflect certain capital events). The Company therefore expects that the market price of the Exchangeable Shares will be significantly impacted by the market price of LP Units and the combined business performance of Brookfield Renewable as a whole. In addition to carefully considering the disclosure made in this Prospectus Supplement and the accompanying Base Prospectus, you should carefully consider the disclosure made by the Partnership in its continuous disclosure filings. See “Documents Incorporated by Reference”.

WHERE YOU CAN FIND MORE INFORMATION

The Company and the Partnership are subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to “foreign private issuers” (as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”)) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, the Company and the Partnership are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that the Company and the Partnership file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Data Analysis and Retrieval + (“SEDAR+”) at www.sedarplus.ca, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://www.bep.brookfield.com/bepc. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our Service Provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

As foreign private issuers, the Company and the Partnership are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and their officers, directors and principal securityholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Exchangeable Shares. In addition, neither the Company nor the Partnership is required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Company and the Partnership intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. The Company and the Partnership also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

We are incorporating by reference into this Prospectus Supplement certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus Supplement:

(a)

the Company’s annual report on Form 20-F dated February 28, 2025 for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025 (the “Company’s Annual Report”), including the description of the Exchangeable Shares in Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description;

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(b)

the Partnership’s annual report on Form 20-F dated February 28, 2025 for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025 (the “Partnership’s Annual Report”), including the description of the LP Units in Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description;

(c)	the Partnership’s statement of executive compensation for the year ended December 31, 2024, filed as Exhibit 99.1 to the Partnership’s report on Form 6-K dated May 5, 2025;

(d)

the Company’s unaudited interim consolidated financial statements and related notes as at September 30, 2025 and December 31, 2024 and for the three and nine months ended September 30, 2025 and 2024 and management’s discussion and analysis thereon (collectively, the “Company’s Q3 2025 Interim Report”), filed as Exhibits 99.1 and 99.2 to the Company’s report on Form 6-K dated November 5, 2025 (second filing);

(e)

the Partnership’s unaudited interim consolidated financial statements and related notes as at September 30, 2025 and December 31, 2024 and for the three and nine months ended September 30, 2025 and 2024 and management’s discussion and analysis thereon (collectively, the “Partnership’s Q3 2025 Interim Report”), filed as Exhibits 99.2 and 99.3 to the Partnership’s report on Form 6-K dated November 5, 2025 (second filing);

(f)

the Company’s management information circular dated May 2, 2025, regarding the Company’s annual meeting of shareholders held on June 16, 2025, filed as Exhibit 99.2 to the Company’s report on Form 6-K dated May 14, 2025;

(g)

(i) the audited annual consolidated financial statements of Neoen SA for the years ended December 31, 2023 and 2022; (ii) the unaudited interim consolidated financial statements of Neoen SA for the six months ended June 30, 2024; and (iii) the unaudited pro forma combined financial statements of the Partnership as of and for the year ended December 31, 2024, filed as Exhibits 99.1, 99.2 and 99.3 respectively, to the Partnership’s and the Company’s joint report on Form 6-K dated March 6, 2025; and

(h)

(i) the audited annual consolidated financial statements of NGV NGR Acquisition Co, LLC (“Geronimo”) as at and for the year ended December 31, 2024; (ii) the unaudited interim consolidated financial statements of Geronimo as at and for the three months ended March 31, 2025; and (iii) the unaudited pro forma combined consolidated financial statements of the Partnership for the nine months ended September 30, 2025 and for the year ended December  31, 2024, filed as Exhibits 99.1, 99.2 and 99.3 respectively, to the Partnership’s report on Form 6-K dated November 6, 2025.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this Prospectus Supplement and the accompanying Base Prospectus form a part, in each case subsequent to the date of this Prospectus Supplement and prior to the termination of this Offering, shall be deemed to be incorporated by reference into this Prospectus Supplement as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Base Prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus Supplement and the accompanying Base Prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Renewable Partners L.P.

Corporate Secretary

75 Front Street, 5th Floor

Hamilton HM 12

Bermuda

Telephone: +1 (441) 294-3309

-or-

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Brookfield Renewable Corporation

Investor Relations

250 Vesey Street, 15th Floor

New York, New York 10281

Telephone: (212) 417-7000

Any statement made in this Prospectus Supplement, the accompanying Base Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the Base Prospectus will be deemed to be modified or superseded for purposes of this Prospectus Supplement or the Base Prospectus to the extent that a statement contained in this Prospectus Supplement or the Base Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the Base Prospectus or in any other subsequently filed or furnished document that is also incorporated by reference or deemed to be incorporated by reference in this Prospectus Supplement or the Base Prospectus modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement. Please read “Documents Incorporated by Reference” on page S-viii of this Prospectus Supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this Prospectus Supplement were made solely for the benefit of the parties to such agreement and for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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SUMMARY

This summary highlights information contained elsewhere in this Prospectus Supplement and the accompanying Base Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Exchangeable Shares and the LP Units. You should carefully read this entire Prospectus Supplement and the accompanying Base Prospectus, including the information incorporated by reference in this Prospectus Supplement and the accompanying Base Prospectus, and in particular the section entitled “Risk Factors” of this Prospectus Supplement and in such incorporated documents, as well as our consolidated financial statements, incorporated by reference in this Prospectus Supplement and the accompanying Base Prospectus.

Brookfield Renewable Corporation

Our Company is a Canadian corporation incorporated on October 3, 2024 under the laws of British Columbia and serves as an alternative investment vehicle for investors in the Partnership who prefer owning securities through a corporate structure.

While our operations are primarily located in the United States, Brazil, Colombia, and Europe, shareholders will, on economic terms, have exposure to all regions that the Partnership operates in as a result of the exchange feature attaching to the Exchangeable Shares, whereby our Company will have the option to meet an exchange request by delivering cash or an LP Unit.

Our Company’s head office is 250 Vesey Street, 15th Floor, New York, New York 10281, and our registered office is located at 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7. Our telephone number is (212) 417-7000.

Brookfield Renewable Partners L.P.

The Partnership operates one of the world’s largest publicly traded platforms for renewable power and sustainable solutions. The Partnership’s renewable power portfolio consists of hydroelectric, wind, utility-scale solar and storage facilities and our sustainable solutions assets include our investment in a leading global nuclear services business and a portfolio of investments in carbon capture and storage capacity, agricultural renewable natural gas, materials recycling and eFuels manufacturing capacity, among others.

The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Bermuda Partnership Acts. Its registered and head office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and its telephone number is +1 (441) 294-3304.

Recent Developments

On November 14, 2025, the Partnership completed a public offering of 15,050,200 LP Units at a purchase price of $29.90 per LP Unit (the “November LP Unit Offering”) concurrently with a private placement of 6,967,670 LP Units to a subsidiary of Brookfield Corporation at a purchase price of $28.704 per LP Unit (the “Concurrent LP Unit Private Placement”). The net proceeds of the November LP Unit Offering and the Concurrent LP Unit Private Placement was approximately $630 million. The Partnership intends to use the net proceeds of the November LP Unit Offering, together with the proceeds of the Concurrent LP Unit Private Placement, to fund the recently completed acquisition of the Partnership’s increased stake in Isagen S.A. E.S.P., future investment opportunities, and for general corporate purposes.

On December 15, 2025, the Company and the Partnership announced that each of them had renewed their respective normal course issuer bids, including bids for the outstanding LP Units (the “BEP NCIB”) and Exchangeable Shares (the “BEPC NCIB” and together with the BEP NCIB, the “NCIBs”). Under the BEP NCIB, the Partnership is authorized to repurchase up to 15,296,104 LP Units, representing 5% of its issued and outstanding LP Units. Under the BEPC NCIB, the Company is authorized to repurchase up to 7,244,255 Exchangeable Shares, representing 5% of its issued and outstanding Exchangeable Shares. Repurchases under each NCIB were authorized to commence on December 18, 2025 and will terminate on December 17, 2026, or earlier should the Company or the Partnership complete its repurchases prior to such date. All purchases of the LP Units and Exchangeable Shares will be effected through the facilities of the TSX and/or NYSE and/or alternative trading systems in Canada and/or the United States. All LP Units and Exchangeable Shares acquired under the NCIBs will be cancelled.

Any purchases under the NCIBs will be sequenced with sales of Exchangeable Shares pursuant to this Offering in order to ensure compliance with all applicable securities laws. See also “Use of Proceeds”.

THE OFFERING

Issuer	Brookfield Renewable Corporation.

Exchangeable Shares offered by us	Exchangeable Shares having an aggregate offering price of up to $400,000,000.

Exchange Feature	Each Exchangeable Share will be exchangeable at the option of the holder for one LP Unit of the Partnership (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Company). See “Description of Share Capital”.

Manner of offering	“At-the-market offering” that may be made from time to time through our sales agents, BMO Capital Markets Corp. and TD Securities (USA) LLC, as the U.S. Agents, and BMO Nesbitt Burns Inc. and TD Securities Inc. as the Canadian Agents. See “Plan of Distribution.”

Use of Proceeds	The Company intends to use the net proceeds from this Offering to facilitate repurchases by the Partnership of its LP Units under the BEP NCIB (subject to compliance with applicable securities laws) and for general corporate purposes. See “Use of Proceeds”.

Risk Factors	Investing in the Exchangeable Shares and the LP Units involves risks. See “Risk Factors” beginning on page S-3 of this Prospectus Supplement and on page 3 of the accompanying Base Prospectus as well as the risk factors included in the Company’s Annual Report, in the Partnership’s Annual Report and in the Company’s Q3 2025 Interim Report and the Partnership’s Q3 2025 Interim Report and in other documents we incorporate in this Prospectus Supplement by reference.

NYSE and TSX Symbol	“BEPC”

RISK FACTORS

An investment in the Exchangeable Shares and the LP Units involves a high degree of risk. Before making an investment decision, investors should carefully consider the risks described under the heading “Risk Factors” in the Company’s Annual Report and the Partnership’s Annual Report and the risk factors included in the Company’s Q3 2025 Interim Report, the Partnership’s Q3 2025 Interim Report and in other documents incorporated by reference in this Prospectus Supplement, as updated by the Company’s and the Partnership’s subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, and securities regulatory authorities in Canada, which are incorporated in this Prospectus Supplement by reference. Any of these risks could materially and adversely affect the Company’s business, properties, operations, results, financial condition, prospects or assets, which could in turn materially adversely affect the value of the Exchangeable Shares. Additional risks and uncertainties not currently known to the Company, or that are currently considered immaterial, may also materially and adversely affect the business, properties, operations, results, financial condition, prospects or assets of the Company. For more information, see “Documents Incorporated by Reference”. In addition, please consider the following risks before making an investment decision:

The actual number of Exchangeable Shares we will issue under the Distribution Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Distribution Agreement and compliance with applicable law, we and the Agents may mutually agree for the Agents to sell on our behalf Exchangeable Shares at any time throughout the term of the Distribution Agreement, and the Agents will be obligated to use commercially reasonable efforts to sell the Exchangeable Shares. The number of Exchangeable Shares that are sold by the Agents after we request that sales be made will fluctuate based on the market price of the Exchangeable Shares during the sales period and limits we set with the sales agents. Because the price per share of the Exchangeable Shares sold will fluctuate based on the market price of the Exchangeable Shares during the sales period, it is not possible at this stage to predict the number of Exchangeable Shares that will ultimately be issued by us under the Distribution Agreement.

The Exchangeable Shares will be sold in “at-the-market offerings,” and investors who buy the Exchangeable Shares at different times will likely pay different prices.

Investors who purchase Exchangeable Shares in the Offering at different times will likely pay different prices, and therefore may experience different outcomes in their investment results. The Company will have discretion, subject to market demand, to vary the timing, prices and number of Exchangeable Shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their Exchangeable Shares as a result of sales of Exchangeable Shares made at prices lower than the prices they paid.

There is no certainty regarding proceeds to the Company.

The net proceeds from the Offering are not determinable in light of the nature of the Offering. The Agents have agreed to use their commercially reasonable efforts to sell the Exchangeable Shares when and to the extent requested by the Company, but the Company is not required to request the sale of the maximum amount of Exchangeable Shares qualified under this Prospectus Supplement and, if it requests a sale, the Agents are not obligated to purchase any Exchangeable Shares that are not sold. In addition, the Offering may be suspended or terminated at any time in accordance with the applicable provisions in the Distribution Agreement. See “Plan of Distribution”. As a result of the Offering being made on a commercially reasonable efforts basis with no minimum, and only as requested by the Company, the Company may raise substantially less than the maximum total Offering amount or none at all.

Further, the Exchangeable Shares will be sold by the Agents at the market price prevailing at the time of sale and, therefore, there is no certainty as to the number of Exchangeable Shares that may be sold under the Offering. If the prevailing market price for the Exchangeable Shares declines the Company will be able to issue more Exchangeable Shares under the Offering and investors may suffer greater dilution.

For more information see “Where You Can Find More Information” and “Documents Incorporated by Reference” in this Prospectus Supplement and “Documents Incorporated by Reference” in the Base Prospectus.

USE OF PROCEEDS

The Company intends to use the net proceeds from this Offering to facilitate repurchases by the Partnership of its LP Units under the BEP NCIB (subject to compliance with applicable securities laws) and for general corporate purposes. See “Summary—Recent Developments” for information regarding the BEP NCIB.

The net proceeds from the Offering are not determinable in light of the nature of the distribution. The net proceeds of any given distribution of Exchangeable Shares through the Agents in an “at-the-market distribution” will represent the gross proceeds after deducting the applicable compensation payable to the Agents under the Distribution Agreement and the expenses of the distribution. See “Plan of Distribution” and “Risk Factors”.

CONSOLIDATED CAPITALIZATION OF THE COMPANY AND THE PARTNERSHIP

There have been no material changes in the consolidated capitalization of the Company or the Partnership since September 30, 2025, the end of the Company’s and the Partnership’s most recent reporting period, other than, with respect to the Partnership, the November LP Unit Offering and the Concurrent LP Unit Private Placement (see “Summary—Recent Developments”) which have not otherwise been disclosed in this Prospectus Supplement or the documents incorporated by reference herein.

The Company may, from time to time during the period that the Offering remains in effect, issue and sell Exchangeable Shares having an aggregate sale price of up to $400,000,000 (or the equivalent in Canadian dollars determined using the daily exchange rate posted by the Bank of Canada on the date the Exchangeable Shares are sold). See “Plan of Distribution”.

DESCRIPTION OF SHARE CAPITAL

As of January 8, 2026, there were 144,885,110 Exchangeable Shares and 43,661 Class B Shares outstanding. Each Exchangeable Share is exchangeable at the option of the holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Company), subject to a call right held by the Partnership. A subsidiary of the Partnership holds all of the issued and outstanding Class B Shares, having a 75% voting interest in the Company, and which entitle the Partnership to all of the residual value in the Company after payment in full of the amount due to holders of Exchangeable Shares.

Each Exchangeable Share is structured with the intention of providing an economic return equivalent to one LP Unit (subject to adjustment to reflect certain capital events). The Partnership may elect to satisfy the Company’s exchange obligation by acquiring such tendered Exchangeable Shares for an equivalent number of LP Units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Partnership). The Company and the Partnership currently intend to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash. It is expected that each Exchangeable Share will receive identical dividends to the distributions paid on each LP Unit. The Company therefore expects that the market price of the Exchangeable Shares will be significantly impacted by the market price of the LP Units and the combined business performance of Brookfield Renewable. See the Company’s Annual Report and “Description of Exchangeable Shares” in the Base Prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

Brookfield owns all of the issued and outstanding Class A.2 Shares, entitling it to dividends from BRHC equivalent to the dividends received by holders of an equivalent number of Exchangeable Shares. Each Class A.2 Share is exchangeable at the option of the holder for (a) one Exchangeable Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BRHC) or (b) one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BRHC), provided that, after giving effect to any such exchange, Brookfield will not be permitted to receive a number of Exchangeable Shares that would result in Brookfield owning 9.5% or more of the aggregate fair market value of all issued and outstanding shares of the Company (the “Ownership Cap”). As of January 8, 2026, there were 34,719,683 Class A.2 Shares outstanding.

As of January 8, 2026, Brookfield Wealth Solutions Ltd., together with its subsidiaries (collectively, “Brookfield Wealth Solutions”), owned 10,094,152 Exchangeable Shares. Brookfield Corporation and Brookfield Wealth Solutions have agreed that all decisions to be made by subsidiaries of Brookfield Wealth Solutions with respect to the voting of any LP Units or Exchangeable Shares held by subsidiaries of Brookfield Wealth Solutions will be made jointly by mutual agreement of the applicable Brookfield Wealth Solutions subsidiary and Brookfield Corporation (the “Brookfield Voting Arrangements”). Brookfield, Brookfield Wealth Solutions and their related parties (collectively, the “Brookfield Holders”) collectively own approximately 25% of the Exchangeable Shares on an as exchanged basis (but subject to, in the case of Exchangeable Shares held by Brookfield, the Ownership Cap) and the remaining 75% is held by public investors.

Holders of Exchangeable Shares hold an aggregate 25% voting interest in the Company. The Brookfield Holders and the Partnership, through their ownership of Exchangeable Shares, Class A.2 Shares and Class B Shares, hold an approximate 79% voting interest in the Company (assuming the maximum permitted number of Class A.2 Shares held by Brookfield are exchanged for Exchangeable Shares), and the remaining approximate 21% aggregate voting interest in the Company is held by public investors.

DESCRIPTION OF PARTNERSHIP STRUCTURE

As of January 8, 2026, there were 305,987,962 LP Units outstanding and 680,080,694 LP Units on a fully-exchanged basis (which term, as used in this Prospectus Supplement, assumes the exchange of all redemption-exchange limited partnership units of BRELP (“REUs”), Exchangeable Shares and Class A.2 Shares into LP Units), 7,000,000 Class A Preferred Limited Partnership Units, Series 7 outstanding, 10,000,000 Class A Preferred Limited Partnership Units, Series 13 outstanding, 8,000,000 Class A Preferred Limited Partnership Units, Series 17 outstanding and 6,000,000 Class A Preferred Limited Partnership Units, Series 18 outstanding. The REUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for REUs on a one for one basis.

The Brookfield Holders currently own approximately 47% of the LP Units on a fully-exchanged basis and the remaining approximate 53% is held by public investors. The LP Units held by subsidiaries of Brookfield Wealth Solutions are subject to the Brookfield Voting Arrangements.

See the Partnership’s Annual Report and “Description of Limited Partnership Units” in the Base Prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to the LP Units. For information regarding the Exchangeable Shares and Class A.2 Shares, see “Description of Share Capital” above.

As of January 8, 2026, there were 144,885,110 class A.1 exchangeable subordinate voting shares of BRHC (“Class A.1 Shares”) outstanding. All of the issued and outstanding Class A.1 Shares are held by the Company. Each Class A.1 Share is exchangeable at the option of a holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BRHC). On December 24, 2024, the Company, BRHC and the Partnership entered into a pairing agreement (the “Pairing Agreement”) pursuant to which the parties agreed that the Company will at all times hold such number of Class A.1 Shares equal to the number of Exchangeable Shares outstanding in order to support the Company’s duties and obligations to holders of the Exchangeable Shares. The Pairing Agreement provides, amongst other things, and unless otherwise agreed at such time, that, (i) if and to the extent the Company raises funds from time to time by way of issuance of Exchangeable Shares for cash, the Company will utilize such funds to subscribe for an equivalent number of Class A.1 Shares; (ii) if and to the extent the Company from time to time repurchases any Exchangeable Shares, BRHC shall redeem (or otherwise repurchase from the Company) an equivalent number of Class A.1 Shares; (iii) BRHC will not, unless substantially concurrent with the redemption of Exchangeable Shares by the Company, redeem any Class A.1 Shares held by the Company; (iv) if and to the extent any holders of Exchangeable Shares from time to time exercise their exchange right in respect of such Exchangeable Shares, and in connection therewith the Partnership does not exercise its overriding call right to acquire such Exchangeable Shares, the Company will, in connection therewith, exercise the exchange right in respect of an equivalent number of Class A.1 Shares held by the Company; (v) the Company will not exercise the exchange right in respect of any Class A.1 Shares held by the Company except as contemplated in (iv) above; and (vi) if and to the extent a holder of Class A.2 Shares exchanges its Class A.2 Shares for Exchangeable Shares, BRHC will, upon receipt of such Class A.2 Shares, exercise its right to convert such Class A.2 Shares into Class A.1 Shares.

PRIOR SALES

In the 12-month period before the date of this Prospectus Supplement, the Company and BRHC have not issued any Exchangeable Shares or Class A.2 Shares.

In the 12-month period before the date of this Prospectus Supplement, the Partnership made the following issuances of LP Units:

(a)

on December 31, 2025, in connection with the reinvestment of distributions, the Partnership issued 65,882 LP Units pursuant to its distribution reinvestment plan (the “Distribution Reinvestment Plan”) at a purchase price of $27.3146 per LP Unit;

(b)

on November 14, 2025, the Partnership issued 15,050,200 LP Units at a public offering price of $29.90 per LP Unit (with a purchase price of $28.704 per LP Unit to the underwriters) in connection with the November LP Unit Offering;

(c)	on November 14, 2025, the Partnership issued 6,967,670 LP Units in the Concurrent LP Unit Private Placement to a subsidiary of Brookfield Corporation at a purchase price of $28.704 per LP Unit;

(d)

on September 29, 2025, in connection with the reinvestment of distributions, the Partnership issued 71,536 LP Units pursuant to its Distribution Reinvestment Plan at a purchase price of $25.5263 per LP Unit;

(e)

on June 30, 2025, in connection with the reinvestment of distributions, the Partnership issued 67,986 LP Units pursuant to its Distribution Reinvestment Plan at a purchase price of $25.4850 per LP Unit;

(f)

on March 31, 2025, in connection with the reinvestment of distributions, the Partnership issued 71,234 LP Units pursuant to its Distribution Reinvestment Plan at a purchase price of $22.7573 per LP Unit; and

(g)	36,058 LP Units were issued in connection with the exchange of Exchangeable Shares.(1)

(1) This figure does not include the price information for the LP Units distributed because these LP Units were distributed pursuant to an exchange.

RIGHTS AGREEMENT

The table below sets forth information regarding beneficial ownership of LP Units by Brookfield as of January 8, 2026. Pursuant to the rights agreement between Brookfield Corporation and Wilmington Trust, National Association (the “Rights Agreement”), Brookfield has agreed that, until July 30, 2027 (and as automatically renewed for successive periods of two years, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement), in the event that, on the applicable specified exchange date with respect to any subject Exchangeable Shares, (i) the Company has not satisfied its obligations under the Company’s articles by delivering the LP Unit amount or its cash equivalent amount and (ii) the Partnership has not, upon its election in its sole and absolute discretion, acquired such subject Exchangeable Share from the holder thereof and delivered the LP Unit amount or the cash equivalent amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the Company’s articles to exchange such subject Exchangeable Shares for the LP Unit amount or its cash equivalent. If Brookfield satisfies the exchange obligation, it will acquire Exchangeable Shares. So long as Brookfield is a party to the Rights Agreement, Brookfield shall have a consent right prior to the issuance by the Company of any Exchangeable Shares, subject to certain exceptions. See Item 10.B “Memorandum and Articles of Association—BEPC Exchangeable Shares—Exchange by Holder” and Item 7.B “Related Party Transactions—Rights Agreement” in the Company’s Annual Report.

Selling LP Unitholder	LP Units Beneficially Owned(1)	Percentage of LP Units Outstanding(2)	Maximum Number of LP Units Offered Hereby That May Be Delivered upon Exchange of Exchangeable Shares	Percentage after Maximum Number of LP Units are Delivered upon Exchange(4)
Brookfield Corporation (3)	320,608,493	58.8%	10,308,192	57.7%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. LP Units relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)

The percentage shown is based on 305,987,962 LP Units outstanding as of January 8, 2026 and an aggregate of 239,301,774 additional LP Units upon exchange of all of the REUs, Exchangeable Shares and Class A.2 Shares beneficially owned by the Brookfield Holders.

(3)

Includes 194,487,939 REUs which are redeemable for cash or exchangeable for LP Units and 34,719,683 Class A.2 Shares, which are exchangeable for LP Units and 5,148,270 LP Units and 10,094,152 Exchangeable Shares held by Brookfield Wealth Solutions and subject to the Brookfield Voting Arrangements. In addition, Brookfield Corporation has an indirect general partnership interest in the Partnership and BRELP through its indirect wholly-owned subsidiary Brookfield Renewable Power Inc. All REUs and all limited partnership interests and preferred limited partnership interests in BRELP held by BEP are non-voting.

(4)

The percentage shown assumes that all exchange requests of Exchangeable Shares are satisfied in reliance on the secondary exchange rights and no LP Units are delivered by the Company or the Partnership in satisfaction of exchange requests on the Exchangeable Shares. The Company and the Partnership currently intend to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash.

For a description of the Partnership’s and the Company’s relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from the Company’s and the Partnership’s relationship with Brookfield, please see Item 7.B “Related Party Transactions” in the Company’s Annual Report, and Item 7.B “Related Party Transactions” in the Partnership’s Annual Report.

PLAN OF DISTRIBUTION

The Company has entered into the Distribution Agreement with the Agents, acting as sales agents, under which it may offer and sell from time to time Exchangeable Shares having an aggregate offering price of up to $400,000,000 (or the equivalent in Canadian dollars determined using the exchange rate posted by the Bank of Canada on the date the Exchangeable Shares are sold) in the United States and in each of the provinces and territories of Canada pursuant to agency transaction notices delivered by the Company to the Agents from time to time in accordance with the terms of the Distribution Agreement.

Sales of Exchangeable Shares, if any, under this Prospectus Supplement will be deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act, including, without limitation, sales made on or through the NYSE or the TSX or any other marketplace in the United States or Canada where the Exchangeable Shares may be traded. The Agents may also sell the Exchangeable Shares by way of block transactions.

The Exchangeable Shares will be sold at market prices prevailing at the time of sale. As a result, prices may vary between purchasers and during the period of distribution. The Company cannot predict the number of Exchangeable Shares that it may sell under the Distribution Agreement on the NYSE, the TSX or any other marketplace for the Exchangeable Shares in the United States or Canada, or if any Exchangeable Shares will be sold. There is no minimum amount of funds that must be raised in the Offering. This means that the Offering may terminate after raising only a portion of the Offering amount set out above, or none at all.

The Company will designate pursuant to agency transaction notices the maximum amount of Exchangeable Shares to be sold through the Agents on a daily basis or otherwise as the Company and the Agents agree and the minimum price per Exchangeable Share at which such Exchangeable Shares may be sold. No Agent is required to sell any specific number or dollar amount of the Exchangeable Shares, but upon accepting the agency transaction notice, the Agents will use their commercially reasonable efforts to sell on the Company’s behalf all of the Exchangeable Shares designated by the Company pursuant to an agency transaction notice, consistent with their normal trading and sales practices, and in accordance with applicable law and regulations and on the terms and subject to the conditions of the Distribution Agreement. The Company may instruct the Agents not to sell any Exchangeable Shares if the sales cannot be effected at or above the price designated by the Company in any such agency transaction notice. The Company or any Agent, with respect to itself only, may suspend the Offering of Exchangeable Shares in accordance with the terms and conditions of the Distribution Agreement by notifying the other parties to the Distribution Agreement. The Offering of the Exchangeable Shares by the Agents is subject to receipt and acceptance of an agency transaction notice and subject to each Agent’s right to reject any order in whole or in part.

The Agents will provide the Company with written confirmation following the close of trading on the NYSE and the TSX, as applicable, each day on which Exchangeable Shares are sold under the Distribution Agreement. Each confirmation will include the number of Exchangeable Shares and the average price of Exchangeable Shares sold on such day (showing the number and the average price of Exchangeable Shares sold on the NYSE, on the TSX or on any other marketplace in the United States or Canada where the Exchangeable Shares may be traded), the gross offering proceeds received from such sales, the commission payable by the Company to the Agents with respect to such sales and the net offering proceeds (being the gross offering proceeds for such sales less the commission payable for such sales). To the extent required by applicable Canadian securities laws and the Exchange Act, the Company will report for each annual and interim period during which Exchangeable Shares are distributed pursuant to the Offering the number and average price of the Exchangeable Shares distributed and the aggregate gross and aggregate net proceeds raised, and the aggregate commissions paid or payable, under the Offering.

The compensation payable to the Agents for sales of Exchangeable Shares sold pursuant to the Distribution Agreement will be up to 2% of the gross offering proceeds of the Exchangeable Shares sold under the Distribution Agreement, and will be paid in the same currency as the Exchangeable Shares to which such commission pertains were sold.

Settlement of any sales of Exchangeable Shares in Canada and the United States will occur on the first trading day following the date on which the sale was made or such later day as is industry practice for regular-way trading following the date on which sales are made. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement. Sales of Exchangeable Shares in the United States will be settled through the facilities of The Depository Trust Company or by such other means as the Company and the Agents may agree and sales of Exchangeable Shares in Canada will be settled through the facilities of CDS Clearing and Depository Services Inc. through its CDSX system or by such other means as the Company and the Agents may agree.

Under the Distribution Agreement, no sale of Exchangeable Shares may be made in the Offering if it would cause the Company or the Partnership to violate Ontario Securities Commission Rule 48-501 or Regulation M under the Exchange Act in connection with purchases of Exchangeable Shares or LP Units by the Company or Partnership, as applicable, in connection with its respective NCIB.

The Offering of the Exchangeable Shares pursuant to the Distribution Agreement will terminate upon the earliest to occur of (i) the sale of all of the Exchangeable Shares subject to the Distribution Agreement, (ii) termination of the Distribution Agreement by the Company or by the Agents as provided therein or (iii) on February 24, 2027 (such date being the expiration date of the Canadian Base Prospectus), in each case in accordance with the terms of the Distribution Agreement.

In connection with the sales of the Exchangeable Shares on the Company’s behalf, each of the Agents may be deemed to be an “underwriter” within the meaning of the Securities Act and the Exchange Act, and the compensation paid to each of the Agents may be deemed to be underwriting commissions or discounts.

The Company and the Partnership have agreed to provide indemnification and contribution to the several Agents against certain liabilities, including civil liabilities under the Securities Act and under Canadian securities laws. In addition, the Company has agreed to pay the reasonable expenses of the Agents in connection with the Offering.

The Agents and their respective affiliates have in the past and may in the future provide various investment banking and/or other financial services for us and/or our affiliates, for which services they may in the future receive customary fees. No Agent involved in the at-the-market distribution, no affiliate of such an Agent and no person or company acting jointly or in concert with an Agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the securities or securities of the same class as the securities distributed under the Base Prospectus or this Prospectus Supplement, including selling an aggregate number or principal amount of securities that would result in an Agent creating an over-allocation position in the securities.

The total expenses that the Company expects to incur related to the commencement of the Offering, excluding the commission payable to the Agents under the terms of the Distribution Agreement, are estimated to be approximately $1.8 million.

The issued and outstanding Exchangeable Shares and LP Units are listed and traded on the NYSE and the TSX. The NYSE has authorized the listing of the Exchangeable Shares that may be distributed under the Offering and the LP Units that may be issuable or deliverable upon the exchange, redemption or acquisition of such Exchangeable Shares, subject to official notice of issuance. The TSX has conditionally approved the listing of the Exchangeable Shares that may be distributed under the Offering and the LP Units that may be issuable or deliverable upon the exchange, redemption or acquisition of such Exchangeable Shares, subject to the Company fulfilling all of the requirements of the TSX.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material United States federal income tax considerations relating to the ownership and disposition of Exchangeable Shares acquired pursuant to the Offering. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), on the regulations promulgated thereunder (“Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the Partnership and the purchase, ownership, and disposition of LP Units set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Relating to Taxation” in the Partnership’s Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the Partnership’s Annual Report and as described herein. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, any person that owns (directly, indirectly or constructively, applying certain attribution rules) 10% or more of either the total voting power or total value of the stock of the Company; dealers in securities or currencies; financial institutions or financial services entities; mutual funds; life insurance companies; persons that hold Exchangeable Shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; persons who have elected mark-to-market accounting; persons who hold Exchangeable Shares through a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes; persons for whom the Exchangeable Shares are not a capital asset; persons who are liable for alternative minimum tax; certain U.S. expatriates or former long-term residents of the United States; and persons who are subject to special tax accounting rules under Section 451(b) of the Code. This summary does not address the consequences to U.S. Holders who receive distributions on Exchangeable Shares other than in U.S. dollars. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of LP Units. The actual tax consequences of the ownership and disposition of Exchangeable Shares will vary depending on a holder’s individual circumstances.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Exchangeable Shares acquired pursuant to the Offering that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Exchangeable Shares acquired pursuant to the Offering, other than a U.S. Holder or an entity or arrangement classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Exchangeable Shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Exchangeable Shares should consult their own tax advisors.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Each holder of Exchangeable Shares should consult its own tax advisor concerning the U.S. federal, state and local income tax consequences particular to the ownership and disposition of Exchangeable Shares, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of the Partnership and BRELP

Each of the Partnership and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. The LP Units are publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The Company understands that the general partner of the Partnership and the general partner of BRELP intend to manage the affairs of the Partnership and BRELP, respectively, so that the Partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, the Company understands that the general partner of the Partnership believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The remainder of this summary assumes that the Partnership and BRELP will be treated as partnerships for U.S. federal income tax purposes.

Characterization of the Exchangeable Shares

The U.S. federal income tax consequences for holders of Exchangeable Shares relating to the ownership and disposition of Exchangeable Shares depend, in part, on whether the Exchangeable Shares are, for U.S. federal income tax purposes, treated as stock of the Company and not as interests in the Partnership. The Company intends to take the position and believes that the Exchangeable Shares are properly characterized as stock of the Company for U.S. federal income tax purposes. However, the treatment of the Exchangeable Shares as stock of the Company is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the Exchangeable Shares. If the Exchangeable Shares are not treated as stock of the Company and are instead treated as LP Units of the Partnership, then a holder of Exchangeable Shares generally would be expected to be taxed in the same manner as a holder of LP Units. The remainder of this summary assumes that the Exchangeable Shares will be treated as stock of the Company for U.S. federal income tax purposes.

Consequences to U.S. Holders

Ownership and Disposition of Exchangeable Shares

Taxation of Distributions. Subject to the discussion below under the heading “— Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. Holder with respect to Exchangeable Shares (including any amounts withheld to pay Canadian withholding taxes) will be included in such holder’s gross income as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its Exchangeable Shares, and to the extent the amount of the distribution exceeds such U.S. Holder’s tax basis, the excess will be taxed as capital gain.

Dividends received by individuals and other non-corporate U.S. Holders of Exchangeable Shares readily tradable on the NYSE generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and the Company is not treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on Exchangeable Shares generally will not be eligible for the dividends-received deduction allowed to corporations. Each U.S. Holder should consult its own tax advisor regarding the application of the relevant rules in light of such holder’s particular circumstances.

Dividends paid by the Company generally will constitute foreign-source income for foreign tax credit limitation purposes. A U.S. Holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by the Company with respect to Exchangeable Shares generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. Each U.S. Holder should consult its own tax advisor regarding the availability of the foreign tax credit with regard to such holder’s particular circumstances.

Sale, Redemption, Exchange, or Other Taxable Disposition of Exchangeable Shares. Subject to the discussion below under the headings “—Exercise of the Partnership Call Right” and “— Passive Foreign Investment Company Considerations”, a U.S. Holder generally will recognize capital gain or loss upon a sale, redemption, exchange at the request of the holder (other than a redemption or exchange that is treated as a distribution, as discussed below), or other taxable disposition of Exchangeable Shares equal to the difference between the amount realized upon the disposition and such holder’s adjusted tax basis in the Exchangeable Shares so disposed. The amount realized will equal the amount of cash, if any, plus the fair market value of any property (such as LP Units) received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the Exchangeable Shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. Holder (i) whose exchange request is satisfied by the delivery of cash or LP Units by Brookfield Corporation pursuant to the Rights Agreement or (ii) whose exchange request is satisfied by the delivery of cash by the Partnership pursuant to the exercise of the Partnership Call Right (as defined below). For the U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of LP Units pursuant to the Partnership’s exercise of the Partnership Call Right, see the discussion below under the heading “— Exercise of the Partnership Call Right”. The U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of cash or LP Units by the Company are described in the following paragraph.

A redemption or exchange of Exchangeable Shares satisfied by the Company will be treated as a sale or exchange as described above if such redemption or exchange is (i) in “complete redemption” of the U.S. Holder’s equity interest in the Company (within the meaning of Section 302(b)(3) of the Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In determining whether any of these tests has been met with respect to the redemption or exchange of the Exchangeable Shares, each U.S. Holder may be required to take into account not only the Exchangeable Shares and other equity interests in the Company actually owned by such holder, but also other equity interests in the Company that are constructively owned by such holder within the meaning of Section 318 of the Code. If a U.S. Holder owns (actually or constructively) only an insubstantial percentage of the total equity interests in the Company and exercises no control over the Company’s corporate affairs, such holder may be entitled to sale or exchange treatment on a redemption or exchange of the Exchangeable Shares if such holder experiences a reduction in its equity interest in the Company (taking into account any constructively owned equity interests) as a result of the redemption or exchange. If a U.S. Holder meets none of the alternative tests of Section 302(b) of the Code, the redemption or exchange will be treated as a distribution subject to the rules described above under the heading “—Taxation of Distributions”. The amount of the distribution will be equal to the amount of cash, if any, and the fair market value of property received (such as LP Units). Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. Holder of Exchangeable Shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. Holder should consult its own tax advisor regarding the tax treatment of a redemption or exchange, including the calculation of such holder’s tax basis in any remaining Exchangeable Shares in the event of a redemption or exchange that is treated as a distribution.

Exercise of the Partnership Call Right. The Partnership has the right to acquire Exchangeable Shares directly from a shareholder under certain circumstances in exchange for LP Units or cash (the “Partnership Call Right”). For the U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for cash pursuant to the exercise of the Partnership Call Right, see the discussion above under “— Sale, Redemption, Exchange, or Other Taxable Disposition of Exchangeable Shares”.

The U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the Code. For the exchange to so qualify, the Partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the Code. With respect to the classification of the Partnership as a partnership for U.S. federal income tax purposes, see the discussion above under the heading “— Partnership Status of the Partnership and BRELP”.

Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Under Section 351 of the Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

Based on the shareholders’ rights in the event of the liquidation or dissolution of the Company (or the Partnership) and the terms of the Exchangeable Shares, which are intended to provide an economic return equivalent to the economic return on the LP Units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the Company understands that the general partner of the Partnership currently does not expect a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the Code. Thus, the Company understands that the general partner of the Partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the Partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If the Partnership were an investment company immediately following the exchange of Exchangeable Shares for LP Units by a U.S. Holder pursuant to the exercise of the Partnership Call Right, and such exchange were to result in diversification of interests with respect to such U.S. Holder, then Section 721(a) of the Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold its Exchangeable Shares to the Partnership in a taxable transaction for cash in an amount equal to the value of the LP Units received.

Even if a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right qualifies as tax-free under Section 721(a) of the Code, such U.S. Holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If Section 704(c)(1) of the Code applies with respect to a U.S. Holder, and such holder fails to disclose to the Partnership its basis in Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the Code, the Company understands that the general partner of the Partnership intends to use a reasonable method to estimate such holder’s basis in the Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right. To ensure compliance with Section 704(c) of the Code, such estimated basis could be lower than a U.S. Holder’s actual basis in its Exchangeable Shares. As a result, the amount of gain reported by the Partnership to the IRS with respect to such U.S. Holder in connection with such subsequent transfers could be greater than the correct amount.

If Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or BRELP of Exchangeable Shares transferred by a U.S. Holder for LP Units in an exchange qualifying as tax-free under Section 721(a) of the Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its Exchangeable Shares deferred as a result of such exchange under other provisions of the Code. Under Section 737 of the Code, such U.S. Holder could be required to recognize built-in gain if the Partnership were to distribute any property of the Partnership other than money (or, in certain circumstances, Exchangeable Shares) to such former holder of Exchangeable Shares within seven years of exercise of the Partnership Call Right. Under Section 707(a) of the Code, such U.S. Holder could also be required to recognize built-in gain in certain circumstances. Section 707(a) of the Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made by a partnership to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions”. For this purpose, an “operating cash flow distribution” generally is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If a distribution to a U.S. Holder within two years of the transfer of Exchangeable Shares in exchange for LP Units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such U.S. Holder’s adjusted tax basis in the Exchangeable Shares deemed to have been sold. Such gain or loss will be recognized in the year of the transfer of Exchangeable Shares in exchange for LP Units, and, if such U.S. Holder has already filed a tax return for such year, such holder may be required to file an amended return. In such a case, the U.S. Holder may also be required to report some amount of imputed interest income.

If Section 721(a) of the Code applies to a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right by the Partnership and none of the special provisions of the Code described in the two preceding paragraphs applies, then such U.S. Holder generally should not recognize gain or loss with respect to Exchangeable Shares treated as contributed to the Partnership in exchange for LP Units, except as described below under the heading “— Passive Foreign Investment Company Considerations”. The aggregate tax basis of the LP Units received by such U.S. Holder pursuant to the Partnership Call Right would be the same as the aggregate tax basis of the Exchangeable Shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of the Partnership’s liabilities, if any. The holding period of the LP Units received in exchange for Exchangeable Shares would include the holding period of the Exchangeable Shares surrendered in exchange therefor. A U.S. Holder who acquired different blocks of Exchangeable Shares at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in LP Units received in exchange for Exchangeable Shares.

For a general discussion of the tax consequences to a U.S. Holder of owning and disposing of LP Units received in exchange for Exchangeable Shares, see the discussion in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the Partnership’s Annual Report. The U.S. federal income tax consequences of exchanging Exchangeable Shares for LP Units are complex, and each U.S. Holder is urged to consult its own tax advisor regarding such consequences in light of such holder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company is treated as a PFIC for any taxable year during which the U.S. Holder holds Exchangeable Shares. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its current and expected income, assets, and activities, the Company does not expect to be classified as a PFIC for the current taxable year, nor does it expect to become a PFIC in the foreseeable future. However, the determination of whether the Company is or will be a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Because the PFIC determination depends upon the composition of the Company’s income and assets and the nature of its activities from time to time and must be made annually as of the close of each taxable year, there can be no assurance that the Company will not be classified as a PFIC for any taxable year, or that the IRS or a court will agree with the Company’s determination as to its PFIC status.

Subject to certain elections described below, if the Company were a PFIC for any taxable year during which a U.S. Holder held Exchangeable Shares, then gain recognized by such U.S. Holder upon the sale or other taxable disposition of the Exchangeable Shares would be allocated ratably over the U.S. Holder’s holding period for the Exchangeable Shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Exchangeable Shares were to exceed 125% of the average of the annual distributions on the Exchangeable Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. Holder through such holder’s ownership of Exchangeable Shares.

Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If a U.S. Holder were to make an election to treat such holder’s interest in the Company as a “qualified electing fund” (a “QEF election”) for the first year such holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. Holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of the Company, even if not distributed to the holder. A QEF election must be made by a U.S. Holder on an entity-by-entity basis. To make a QEF election, a U.S. Holder must, among other things, (i) obtain a PFIC annual information statement from the Company and (ii) prepare and submit IRS Form 8621 with such U.S. Holder’s annual income tax return. To the extent reasonably practicable, the Company intends to make available information related to the PFIC status of the Company and any other subsidiary of the Company that the Company is able to identify as a PFIC with respect to U.S. Holders, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that the Company or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making any available election under the PFIC rules, with respect to such holder’s ownership and disposition of Exchangeable Shares.

Additional Tax on Net Investment Income. Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of Exchangeable Shares. Each U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of this tax to its income and gains in respect of Exchangeable Shares.

Foreign Financial Asset Reporting. Certain U.S. Holders are required to report information relating to an interest in the Exchangeable Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. Each U.S. Holder is urged to consult its own tax advisor regarding the information reporting obligations, if any, with respect to such holder’s ownership and disposition of Exchangeable Shares.

Information Reporting and Backup Withholding. Distributions on Exchangeable Shares made to a U.S. Holder and proceeds from the sale or other disposition of Exchangeable Shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Ownership and Disposition of Exchangeable Shares

Distributions on Exchangeable Shares made to Non-U.S. Holders and proceeds from the sale or other disposition of Exchangeable Shares generally will not be subject to U.S. federal income tax, except that U.S. withholding tax may apply to any portion of a distribution made on Exchangeable Shares that is treated as a deemed dividend under Section 871(m) of the Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). The Partnership indirectly holds stock of a U.S. corporation through BRELP, and the Exchangeable Shares are intended to be structured so that distributions are identical to distributions on LP Units. Accordingly, the contractual arrangements relating to the Exchangeable Shares could be subject to Section 871(m) of the Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the Exchangeable Shares constitute a simple contract or a complex contract. The Company intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the Code before January 1, 2027, and no portion of a distribution made on Exchangeable Shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on Exchangeable Shares on or after January 1, 2027, Section 871(m) of the Code will apply if the contractual arrangements relating to the Exchangeable Shares meet a “substantial equivalence” test. If this is the case, U.S. federal withholding tax (generally at a rate of 30%, subject to reduction or elimination under an applicable income tax treaty, as discussed below) is expected to apply to any portion of a distribution on Exchangeable Shares that is treated as a dividend equivalent and paid on or after January 1, 2027.

This 30% withholding tax may be reduced or eliminated under the Code or an applicable income tax treaty, provided that the Non-U.S. Holder properly certifies its eligibility by providing an applicable IRS Form W-8 (together with all appropriate attachments). If, notwithstanding the foregoing, the Company is unable to accurately or timely determine the tax status of a Non-U.S. Holder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on Exchangeable Shares that is treated as a dividend equivalent under Section 871(m) of the Code. A dividend equivalent may also be subject to a 30% withholding tax under the Foreign Account Tax Compliance (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act of 2010, unless a Non-U.S. Holder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, the Company’s position that the contractual arrangements relating to the Exchangeable Shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the Exchangeable Shares is uncertain. Accordingly, the IRS could challenge the Company’s position and assert that the contractual arrangements relating to the Exchangeable Shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the Code or an applicable income tax treaty), to that portion, if any, of a distribution on Exchangeable Shares that is treated as referencing a U.S.-source dividend paid to the Partnership or BRELP. Each Non-U.S. Holder should consult its own tax advisor regarding the implications of Section 871(m) of the Code and FATCA for the ownership of Exchangeable Shares with respect to such holder’s particular circumstances.

Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding an interest in the Company in connection with its U.S. business, (c) a PFIC, (d) a “controlled foreign corporation” for U.S. federal income tax purposes, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Each Non-U.S. Holder should consult its own tax advisor regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, THE COMPANY, AND HOLDERS OF EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF EXCHANGEABLE SHARES, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER OF EXCHANGEABLE SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF EXCHANGEABLE SHARES.

LEGAL MATTERS

The validity of the Exchangeable Shares will be passed upon for the Company by McMillan LLP, British Columbia counsel to the Company. The validity of the LP Units issuable or deliverable upon exchange, redemption or acquisition of Exchangeable Shares will be passed upon for the Partnership by Appleby (Bermuda) Limited, Bermuda counsel to the Partnership. In connection with the issue and sale of the Exchangeable Shares, certain legal matters will be passed upon, on behalf of the Company and the Partnership, by Torys LLP as to Canadian law and U.S. federal and New York law, and, on behalf of the Agents, by Goodmans LLP as to Canadian law, and by Milbank LLP, New York, New York as to U.S. federal and New York law. As at the date of this Prospectus Supplement, the partners, counsel and associates of Torys LLP, as a group, Goodmans LLP and Milbank LLP, respectively, as a group, McMillan LLP, as a group, and Appleby (Bermuda) Limited, as a group, beneficially own, directly or indirectly, less than 1% of the Exchangeable Shares of the Company and LP Units of the Partnership, respectively.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, incorporated in this Prospectus Supplement by reference from the Company’s Annual Report, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of the Partnership as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, incorporated in this Prospectus Supplement by reference from the Partnership’s Annual Report, and the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The consolidated financial statements of Neoen SA as of and for the years ended December 31, 2023 and 2022, incorporated by reference in this Prospectus Supplement, have been audited by Deloitte & Associés, independent auditor, as stated in their report incorporated by reference herein. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Associés was, during the periods covered by such report an independent auditor with respect to the entities purported to be covered thereby under the “Independence Rule” of the AICPA’s Code of Professional Conduct and its interpretations.

The consolidated financial statements of Geronimo as of and for the year ended December 31, 2024, which have been audited by RSM US LLP, have been incorporated by reference herein in reliance upon the report of RSM US LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES

The table below sets forth the expenses, other than the Agents’ compensation, to be incurred in connection by us with the Offering. All of the amounts below are estimated, other than SEC and Canadian registration filings fees.

SEC and other registration fees	$100,633.12
NYSE and TSX supplemental listing fees	$421,000
Transfer agent fees	$5,000
Legal fees and expenses	$878,000
Accounting fees and expenses	$360,000
Printing costs	$6,500
Miscellaneous	$10,000

Total	$1,781,133.12

Brookfield Renewable Corporation

Brookfield Renewable Partners L.P.

Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Limited Partnership Units of Brookfield Renewable Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

Brookfield Renewable Corporation (“BEPC” or our “company”) may, from time to time, issue up to $2,500,000,000 of its class A exchangeable subordinate voting shares (the “exchangeable shares”). Each exchangeable share is exchangeable at the option of the holder for one limited partnership unit (each, a “LP unit”) of Brookfield Renewable Partners L.P. (“BEP” or the “Partnership”) (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC), as described in this prospectus. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell from time to time up to 34,719,683 exchangeable shares issuable upon exchange of the Class A.2 Shares (as defined herein) that were distributed to the Brookfield Group (as defined herein) in connection with the Arrangement (as defined herein), in amounts, at prices and on terms that will be determined at the time these securities are offered. The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. However, neither our company nor the Partnership will receive any proceeds from the sales of these exchangeable shares by the selling securityholders. See “Selling Securityholders” and “Plan of Distribution”.

This prospectus also relates to the underlying offer of LP units that may be issued by the Partnership or delivered by our company or Brookfield Corporation upon any exchange, redemption or acquisition of the exchangeable shares being offered hereunder (including, if applicable, in connection with liquidation, dissolution or winding up of our company) in accordance with the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement (as defined herein). The Partnership has filed a registration statement on Form F-3 (File No. 333-282962) to register the issuance or delivery of LP units in connection with any such redemption, exchange or acquisition.

Each time exchangeable shares are offered hereunder, our company and the Partnership will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents our company and the Partnership incorporate by reference, before you invest in our securities.

The exchangeable shares are traded on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “BEPC”. The LP units are traded on the NYSE under the symbol “BEP” and the TSX under the symbol “BEP.UN”.

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is April 2, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that our company and the Partnership have filed with the SEC using a shelf registration process. Under this shelf registration process, our company and the Partnership may sell the exchangeable shares in one or more offerings and certain selling securityholders to be identified in a prospectus supplement may also offer and sell exchangeable shares. This prospectus provides you with a general description of the exchangeable shares and LP units. Each time our company, the Partnership or the selling securityholders sell exchangeable shares hereunder, our company and the Partnership will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to our group and the securities that may be offered hereunder.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” we have authorized to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we have previously filed with the SEC, that is incorporated by reference in this prospectus or in any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We and the selling securityholders are offering to sell exchangeable shares, and are seeking offers to buy exchangeable shares, only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus, any prospectus supplement and any “free writing prospectus” and the offering of exchangeable shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus, any prospectus supplement and/or any “free writing prospectus” must inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus, any prospectus supplement and any “free writing prospectus” outside the United States. This prospectus, any prospectus supplement and any “free writing prospectus” do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless the context requires otherwise, when used in this prospectus, “we”, “us”, “our,” “our company” and “BEPC” mean Brookfield Renewable Corporation, as successor to Brookfield Renewable Holdings Corporation (“BRHC” or “Old BEPC”) (which was previously named Brookfield Renewable Corporation) pursuant to the Arrangement, together with its subsidiaries. “Brookfield Renewable” or our “group” refer to the Partnership collectively with Brookfield Renewable Energy L.P. (“BRELP”), the Holding Entities, BEPC, BRHC (together with its subsidiaries) and the Operating Entities. “Holding Entities” means BRP Bermuda Holdings I Limited, Brookfield BRP Holdings (Canada) Inc., Brookfield BRP Europe Holdings (Bermuda) Limited and any other direct wholly-owned subsidiary of BRELP created or acquired after the date of BRELP’s limited partnership agreement. “Operating Entities” means the subsidiaries of the Holding Entities which, from time to time, directly or indirectly hold, or may in the future hold, operations or assets, including any of the assets or operations held through joint ventures, partnerships and consortium arrangements. “General Partner” refers to Brookfield Renewable Partners Limited, the Partnership’s general partner. “Brookfield” refers to Brookfield Corporation and its subsidiaries (other than Brookfield Renewable), and unless the context otherwise requires, includes Brookfield Asset Management Ltd. “Brookfield Group” refers to Brookfield Corporation and its subsidiaries, and unless the context otherwise requires, includes Brookfield Asset Management Ltd.

The financial information contained in or incorporated by reference in this prospectus and any prospectus supplement, unless otherwise indicated, is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because our company is organized under the laws of British Columbia, Canada and the Partnership is formed under the laws of Bermuda, certain of the directors of our company and the General Partner as well as certain of the experts named in this prospectus are residents of Canada or another non-U.S. jurisdiction and a substantial portion of our company’s and the Partnership’s assets and the assets of those directors and experts may be located outside the United States.

Unless otherwise specified, all dollar amounts in this prospectus, any prospectus supplement and any “free writing prospectus” are expressed in U.S. dollars and references to “dollars”, “$” or “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars. All references in this prospectus, any prospectus supplement and any “free writing prospectus” to “Canada” mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and/or “free writing prospectus”, and the documents incorporated by reference herein and therein, contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this prospectus, any prospectus supplement and/or “free writing prospectus”, and the documents incorporated by reference herein and therein, include, but are not limited to, statements regarding the quality of our group’s assets and the resiliency of the cash flow they will generate, our group’s anticipated financial performance, future commissioning of assets, contracted nature of our group’s portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions and dispositions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, energy policies, economic growth, growth potential of the renewable asset class, our group’s future growth prospects and distribution profile and our group’s access to capital, future dividends and distributions made to holders of LP units and exchangeable shares. In some cases, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “scheduled”, “estimates”, “intends”, “anticipates”, “believes”, “potentially”, “tends”, “continue”, “attempts”, “likely”, “primarily”, “approximately”, “endeavors”, “pursues”, “strives”, “seeks”, “targets”, “believes” or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements and information are not historical facts but reflect our group’s current expectations regarding future results or events and are based on information currently available to our group and on assumptions our group believes are reasonable.

Although our group believes that its anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based on reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to our group or are within its control. If a change occurs, our business, financial condition, liquidity and results of operations and our group’s plans and strategies may vary materially from those expressed in the forward-looking statements and information in this prospectus and in any prospectus supplement and/or any “free writing prospectus”, and in any of the documents incorporated by reference herein or therein.

Factors that could cause our group’s actual results to differ materially from those contemplated or implied by the forward-looking statements and information in this prospectus and any prospectus supplement include, but are not limited to, the following:

•	general economic conditions and risks relating to the economy, including unfavorable changes in interest rates, foreign exchange rates, inflation and volatility in the financial markets;

•	changes to resource availability, as a result of climate change or otherwise, at any of our group’s renewable power facilities;

•	supply, demand, volatility and marketing in the energy markets;

•	changes to government policies and incentives relating to the renewable power and sustainable solutions industries;

•

our group’s inability to re-negotiate or replace expiring contracts (including power purchase agreements, power guarantee agreements or similar long-term agreements between a seller and a buyer of electrical power generation) on similar terms;

•	an increase in the amount of uncontracted generation in our group’s renewable power portfolio or a change in the contract profile for future renewable power projects;

•	availability and access to interconnection facilities and transmission systems;

•	our group’s ability to comply with, secure, replace or renew concessions, licenses, permits and other governmental approvals needed for our operating and development projects;

•	our group’s real property rights for our facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to our group;

•	increases in the cost of operating our existing facilities and of developing new projects;

•	health, safety, security and environmental risks;

•	equipment failures and procurement challenges;

•	adverse impacts of inflationary pressures;

•	changes in regulatory, political, economic and social conditions in the jurisdictions in which we operate;

•	our group’s reliance on computerized business systems, which could expose our group to cyber-attacks;

•	dam failures and the costs and potential liabilities associated with such failures;

•	uninsurable losses and higher insurance premiums;

•	energy marketing risks and our ability to manage commodity and financial risk;

•	the termination of, or a change to, the hydrological balancing pool administered by the government of Brazil;

•	involvement in litigation and other disputes, and governmental and regulatory investigations;

•	counterparties to our group’s contracts not fulfilling their obligations;

•	the time and expense of enforcing contracts against non-performing counterparties and the uncertainty of success;

•	increased regulation of our operations;

•	new regulatory initiatives related to sustainability and environmental, social and governance;

•	foreign laws or regulation to which our group becomes subject as a result of future acquisitions in new markets;

•	force majeure events;

•	our group’s operations being affected by local communities;

•	newly developed technologies or new business lines in which our group invests not performing as anticipated;

•	advances in technology that impair or eliminate the competitive advantage of our projects;

•	increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•	ineffective management of human capital;

•	labor disruptions and economically unfavorable collective bargaining agreements;

•	human rights impacts of our group’s business activities;

•	increased regulation of and third party opposition to our group’s nuclear service business’s customers and operations;

•	failure of the nuclear power industry to expand;

•	insufficient indemnification for our group’s nuclear services business;

•	our group’s inability to finance our operations and fund growth due to the status of the capital markets;

•	our group’s inability to complete capital recycling initiatives;

•	operating and financial restrictions imposed on us by our group’s loan, debt and security agreements;

•	changes to our group’s credit ratings;

•	the incurrence of debt at multiple levels within our group’s organizational structure;

•	restrictions on our ability to engage in certain activities or make distributions due to our indebtedness;

•	adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure through our group’s hedging strategy or otherwise;

•	our group’s inability to identify sufficient investment opportunities and complete transactions;

•	political instability or changes in government policy negatively impacting our business or assets;

•	changes to our group’s current business, including through future sustainable solutions investments;

•	the growth of our group’s portfolio and our group’s inability to realize the expected benefits of its transactions or acquisitions;

•	our group’s inability to develop the projects in our development pipeline;

•

delays, cost overruns and other problems associated with the construction and operation of our facilities and risks associated with the arrangements our group enters into with communities and joint venture partners;

•	our group does not have control over all of our group’s operations or investments, including certain investments made through joint ventures, partnerships, consortiums or structured arrangements;

•	some of our group’s acquisitions may be of distressed companies, which may subject our group to increased risks;

•	a decline in the value of our group’s investments in securities, including publicly traded securities of other companies;

•	the separation of economic interest from control within our group’s organizational structure;

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems and restrictions on foreign direct investment;

•	our group’s dependence on Brookfield and Brookfield’s significant influence over our group;

•

Brookfield’s election not to source acquisition opportunities for our group and our group’s lack of access to all renewable power acquisitions that Brookfield identifies, including by reason of conflicts of interest;

•	the departure of some or all of Brookfield’s key professionals;

v

•	Brookfield acting in a way that is not in our group’s best interests or the best interests of our shareholders;

•	changes in how Brookfield elects to hold its ownership interests in our group;

•

our group’s inability to terminate the Fifth Amended and Restated Master Services Agreement, dated May 5, 2023, among Brookfield, BEPC, BEP, BRELP and others (as amended, the “Master Services Agreement”), and the limited liability of the service providers under our arrangements with them;

•

Brookfield’s relationship with certain businesses managed pursuant to an information barrier designed to enable each business to carry out its investment activities independently of the other businesses (including Oaktree Capital Group, LLC and its affiliates);

•	any changes in the market price of the LP units and the exchangeable shares;

•	the redemption of the exchangeable shares;

•	difference in the trading price of the exchangeable shares and the LP units;

•	the de-listing of the exchangeable shares;

•

future sales or issuances of our group’s securities (including upon exchange of Class A.2 Shares by the Brookfield Group) will result in dilution of existing holders and even the perception of such sales or issuances taking place could depress the trading price of the LP units or exchangeable shares;

•	changes in the amount of cash we can distribute to our shareholders;

•	the inability of our shareholders to take part in the management of BEPC;

•	limitations on holdings of our shares due to Federal Power Act and U.S. Federal Energy Regulatory Commission regulations;

•	the termination of the Rights Agreement, dated December 24, 2024, between Brookfield Corporation and Wilmington Trust, National Association (the “Rights Agreement”);

•	changes in tax law and practice;

•	limits on our shareholders’ ability to obtain favourable judicial forum for disputes related to BEPC or to enforce judgements against us;

•	foreign currency risk associated with BEPC distributions;

•	our group is not subject to the same disclosure requirements as a U.S. domestic issuer;

•	being deemed an “investment company” under the Investment Company Act of 1940, as amended;

•	the effectiveness of our group’s internal controls over financial reporting;

•	the redemption of the exchangeable shares by us at any time or upon notice from the holder of the class B shares of our company (the “BEPC class B shares”); and

•

other factors described in the BEPC Annual Report and the BEP Annual Report (each as defined herein in “Documents Incorporated by Reference”), including, but not limited to, those set forth under Item 3.D “Risk Factors”, Item 4.B “Business Overview” and Item 5.A “Operating Results” as well as in other documents incorporated by reference in this prospectus and any prospectus supplement.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our group’s forward-looking statements and information to make decisions with respect to an investment in our securities, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by our group’s forward-looking statements and information might not occur. These risks could cause our group’s actual results and our group’s plans and strategies to vary from our group’s forward-looking statements and information. We qualify any and all of our group’s forward-looking statements and information by these cautionary factors. Our group disclaims any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one LP unit. We therefore expect that the market price of the exchangeable shares will be significantly impacted by the market price of the LP units and the combined business performance of our group as a whole.

WHERE YOU CAN FIND MORE INFORMATION

Our company and the Partnership are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) and our company and the Partnership will fulfill their obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, our company and the Partnership are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our company, the Partnership and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that our company and the Partnership file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Data Analysis and Retrieval + (“SEDAR+”) at www.sedarplus.ca, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our websites at https://bep.brookfield.com and https://bep.brookfield.com/bepc. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023. The information on our company and on the Partnership’s respective websites is not incorporated by reference into the Registration Statement and should not be considered a part of the Registration Statement or this prospectus, and the references to our websites in the Registration Statement and this prospectus are inactive textual references only.

Our company and the Partnership are foreign private issuers, and therefore are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our group’s officers, directors and principal shareholders and unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of our group’s securities. In addition, neither our company nor the Partnership is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, our company and the Partnership intend to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, annual reports on Form 20-F or Form 40-F, as applicable, containing financial statements audited by an independent public accounting firm. Our company and the Partnership also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows our company and the Partnership to “incorporate by reference” into this prospectus certain documents that our company and the Partnership file with or furnish to the SEC. This means that our company and the Partnership can disclose important information to you by referring to those documents. Any reports filed by our company and the Partnership with the SEC after the date of this prospectus and before the date that the offering of exchangeable shares by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

1.

our company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025 (the “BEPC Annual Report”), including the description of our exchangeable shares in Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description;

2.

the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025, (the “BEP Annual Report”), including the description of the LP units in Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description; and

3.	the joint Report on Form 6-K of our company and the Partnership filed with the SEC on March 6, 2025.

All annual reports filed by our company and the Partnership with the SEC on Form 20-F or Form 40-F, as applicable, and any Form 6-K filed or furnished by our company and the Partnership that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. Our company and the Partnership shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to our company or the Partnership, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to:

Brookfield Renewable Partners L.P.

Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

Telephone: +1 (441) 294-3304

-or-

Brookfield Renewable Corporation

Investor Relations

250 Vesey Street, 15th Floor

New York, New York 10281

Telephone: (212) 417-7000

Any statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in a document incorporated or deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” shall be deemed to be modified or superseded, for the purposes of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, to the extent that a statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be.

SUMMARY

The Offer and Expected Timetable

Our company and the selling securityholders may offer and sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) up to $2,500,000,000 of exchangeable shares and up to 34,719,683 exchangeable shares issuable upon exchange of the Class A.2 Shares that were distributed to the Brookfield Group in connection with the Arrangement, respectively. The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. However, neither our company nor the Partnership will receive any proceeds from the sales of these exchangeable shares by the selling securityholder. See “Selling Securityholders” and “Plan of Distribution”. The actual offer per security will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

This prospectus also relates to the underlying offer of LP units that may be issued by the Partnership or delivered by our company or Brookfield Corporation upon any exchange, redemption or acquisition of exchangeable shares being offered hereunder (including, if applicable, in connection with liquidation, dissolution or winding up of our company) in accordance with the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement. The Partnership has filed a registration statement on Form F-3 (File No. 333-282962) to register the issuance or delivery of LP units in connection with any such redemption, exchange or acquisition.

The exchangeable shares are listed on the NYSE and the TSX under the symbol “BEPC.” The LP units are listed on the NYSE under the symbol “BEP” and the TSX under the symbol “BEP.UN”.

Brookfield Renewable Corporation

Our company is a Canadian corporation incorporated on October 3, 2024 under the laws of British Columbia and serves as an alternative investment vehicle for investors in the Partnership who prefer owning securities through a corporate structure. The exchangeable shares are listed on the TSX and the NYSE under the symbol “BEPC”.

While our operations are primarily located in the United States, Brazil, Colombia, and Europe, shareholders will, on economic terms, have exposure to all regions that the Partnership operates in as a result of the exchange feature attaching to the exchangeable shares, whereby our company has the option under the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement to meet an exchange request by delivering cash or an LP unit.

On December 24, 2024, our company completed an arrangement (the “Arrangement”), pursuant to which 1505127 B.C. Ltd. (which was renamed Brookfield Renewable Corporation) became the successor issuer under Rule 12g-3(a) of the Exchange Act to the former Brookfield Renewable Corporation, which was renamed Brookfield Renewable Holdings Corporation, and Old BEPC’s class A exchangeable subordinate voting shares (the “Old BEPC Shares”) were delisted. The purpose of the Arrangement was to allow our company to maintain the benefits of its business structure, while addressing proposed amendments to the Income Tax Act (Canada) that were expected to result in additional costs to our company if no action was taken. In connection with the Arrangement, among other things, (i) holders of Old BEPC Shares, other than members of the Brookfield Group, received exchangeable shares in exchange for their Old BEPC Shares on a one-for-one basis; (ii) the Brookfield Group transferred its 34,719,683 Old BEPC Shares to Old BEPC in exchange for class A.2 exchangeable non-voting shares of Old BEPC (“Class A.2 Shares”) on a one-for-one basis; (iii) the Old BEPC Shares were delisted; and (iv) the exchangeable shares were listed on the NYSE and the TSX. The Class A.2 Shares are exchangeable by the Brookfield Group into exchangeable shares or LP units on a one-for-one basis. In connection with the Arrangement, our company issued approximately 145 million exchangeable shares in exchange for Old BEPC Shares. The exchangeable shares issued in exchange for Old BEPC Shares under the Arrangement were exempt from registration under the Securities Act pursuant to Section 3(a)(10) thereof.

Our company’s head office is 250 Vesey Street, 15th Floor, New York, New York, 10281, and our registered office is located at 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7. Our telephone number is (212) 417-7000.

For additional information, please refer to the BEPC Annual Report and the other documents filed by BEPC that are incorporated herein by reference.

Brookfield Renewable Partners L.P.

The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Bermuda Partnership Acts. BEP’s registered and head office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and its telephone number is +1 (441) 294-3304.

The Partnership operates one of the world’s largest publicly traded platforms for renewable power and sustainable solutions. The Partnership’s renewable power portfolio consists of hydroelectric, wind, utility-scale solar and distributed energy and storage facilities in North America, South America, Europe and Asia. The Partnership’s operating capacity totals approximately 46,200 megawatts (“MW”) and its development pipeline stands at approximately 200,000 MW. The LP units are listed on the NYSE and the TSX.

For additional information, please refer to the BEP Annual Report and the other documents filed by BEP that are incorporated herein by reference.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from the BEP Annual Report, the BEPC Annual Report, and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. For more information see “Where You Can Find More Information” and “Documents Incorporated by Reference.”

REASON FOR THE OFFER AND USE OF PROCEEDS

Unless stated otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds of the sale of the exchangeable shares for general corporate purposes. The actual application of proceeds from the sale of any particular offering of exchangeable shares covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. In the case of a sale by a selling securityholder, neither our company nor the Partnership will receive any of the proceeds from such sale.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale or other disposition by certain selling securityholders, that are indirect wholly-owned subsidiaries of Brookfield Corporation and which will be identified in a prospectus supplement, of up to 34,719,683 exchangeable shares issuable upon exchange of the Class A.2 Shares that were distributed to the Brookfield Group in connection with the Arrangement. The Class A.2 Shares are exchangeable on a one-for-one basis by the Brookfield Group into exchangeable shares (subject to an ownership cap that limits the exchange by the Brookfield Group of Class A.2 Shares such that exchanges by the Brookfield Group may not result in the Brookfield Group owning 9.5% or more of the aggregate fair market value of all issued and outstanding shares of our company) or LP units.

The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. However, neither our company nor the Partnership will receive any proceeds from the sales of these exchangeable shares by the selling securityholder.

This prospectus also relates to the underlying offer of LP units that may be issued by the Partnership or delivered by our company or Brookfield Corporation upon any exchange, redemption or acquisition of exchangeable shares being offered by the selling securityholders hereunder (including, if applicable, in connection with liquidation, dissolution or winding up of our company) in accordance with the terms of the exchangeable shares as provided in our company’s articles of incorporation and/or the Rights Agreement.

For additional information regarding relationships between the selling securityholders and our company and the Partnership, see elsewhere in this prospectus, the applicable prospectus supplement(s) and the documents incorporated by reference herein and therein. In addition, for a description of potential conflicts of interest (and the methods of resolving them), please see Item 7.B, “Related Party Transactions— Relationship with Brookfield” in the BEP Annual Report and Item 7.B, “Related Party Transactions— Brookfield Relationship Agreement” in the BEPC Annual Report, each of which is incorporated by reference in this prospectus.

CAPITALIZATION

For information regarding the capitalization of our company and the Partnership, see the documents incorporated by reference herein. Each prospectus supplement will include information on our company’s and the Partnership’s capitalization in connection with offerings hereunder.

DESCRIPTION OF EXCHANGEABLE SHARES

The following description of the exchangeable shares sets forth certain general terms and provisions of exchangeable shares following consummation of the Arrangement. As of February 21, 2025, there were 144,887,341 exchangeable shares outstanding. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our company’s articles and notice of articles (“our articles”) and the Rights Agreement entered into in connection with the closing of the Arrangement. Our articles and the Rights Agreement are filed as exhibits to the Registration Statement of which this prospectus forms a part.

Through the rights and governance structures described in this prospectus, each exchangeable share is intended to provide its holder with an economic return that is equivalent to that of an LP unit. Consequently, we expect that the market price of the exchangeable shares will be significantly impacted by the market price of the LP units and the combined business performance of our company, the Partnership and their respective subsidiaries as a whole. For a more detailed description of the share capital of our company, see the BEPC Annual Report including the description of our exchangeable shares in Exhibit 2.1 thereto.

Voting

Except as otherwise expressly provided in our articles or as required by law, each holder of exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares is entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in our articles or as required by law, the holders of exchangeable shares and BEPC class B shares will vote together and not as separate classes. See “ —Class B Shares” below for a description of the BEPC class B shares.

Holders of exchangeable shares hold an aggregate 25% voting interest in our company.

Dividends

The holders of exchangeable shares are entitled to receive dividends as and when declared by our board of directors subject to the special rights of the holders of any other class of shares ranking senior to the exchangeable shares with respect to priority in payment of dividends. Each exchangeable share will receive identical dividends to the distributions paid on each LP unit. Additionally, pursuant to the amended and restated equity commitment agreement between our company and the Partnership, the Partnership has agreed that it will not declare or pay any distribution on the LP units if on such date our company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on exchangeable shares.

Each exchangeable share entitles its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on an LP unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership) determined in accordance with our articles and in effect on the record date of such dividend (the “BEPC exchangeable dividend”). See “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events” below. The record and payment dates for the dividends on the exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the LP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrently with a distribution on the LP units, or is declared but is not paid on the payment date, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such BEPC exchangeable dividend has been earned, declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable (“unpaid accrued dividends”). All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the BEPC class B shares. The holders of exchangeable shares are not entitled to any dividends from our company other than the BEPC exchangeable dividends.

Class A.1 Shares and Class A.2 Shares

Pursuant to the Arrangement, the articles of Old BEPC were amended to create the class A.1 exchangeable subordinate shares (the “Class A.1 Shares”) and the Class A.2 Shares. Our company transferred the Old BEPC Shares it received from shareholders other than the Brookfield Group to Old BEPC in exchange for Class A.1 Shares and the Brookfield Group transferred its Old BEPC Shares to Old BEPC in exchange for Class A.2 Shares, in each case on a one-for-one basis. The Class A.1 Shares held by our company are exchangeable for LP units, but will generally only be exchanged by our company following an exchange by a holder of exchangeable shares in order to allow our company to satisfy its obligation to deliver LP units to the exchanging holder of exchangeable shares, and not for our company’s own account. In addition, the Class A.2 Shares are exchangeable on a one-for-one basis by the Brookfield Group into exchangeable shares (subject to an ownership cap that limits the exchange by the Brookfield Group of Class A.2 Shares such that exchanges by the Brookfield Group may not result in the Brookfield Group owning 9.5% or more of the aggregate fair market value of all issued and outstanding shares of our company) or LP units. As of the date of this prospectus, there are 34,719,683 Class A.2 Shares issued and outstanding, all of which are held by the Brookfield Group.

Class B Shares

Voting. Except as otherwise expressly provided in our articles or as required by law, each holder of BEPC class B shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Except as otherwise expressly provided in our articles or as required by law, the holders of exchangeable shares and BEPC class B shares will vote together and not as separate classes. The holders of the BEPC class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares.

Dividends. The holders of BEPC class B shares are entitled to receive dividends as and when declared by our company’s board of directors subject to the special rights of the holders of exchangeable shares and any other shares ranking senior to the BEPC class B shares with respect to priority in payment of dividends.

Subject to the rights of holders of exchangeable shares at the time outstanding having prior rights as to dividends and the payment to any holders of exchangeable shares who have delivered notices of exchange, each BEPC class B share entitles its holder to dividends as and when declared by our company’s board of directors.

In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, our company’s board of directors will, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class B shares consisting of BEPC class B shares.

Liquidation. Upon any liquidation, dissolution or winding up of our company, after the payment in full of the amount due to the holders of exchangeable shares described above in “ —Liquidation”, the remaining assets and property of our company will be distributed among the holders of the BEPC class B shares.

Redemption by Holder. Holders of BEPC class B shares have the right to tender all or a portion of their BEPC class B shares for cash for each BEPC class B share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer. The BEPC class B shares may only be transferred to affiliates of the Partnership.

Exchange by Holder

Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by our company’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole discretion of our group). In the event the Partnership ceases to be a publicly listed entity, the value of an LP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of an LP unit would receive upon the liquidation of the Partnership and sale of its assets in accordance with the terms of its partnership agreement. If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact the transfer agent and follow the process described below.

Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for LP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our company’s transfer agent. The transfer agent will promptly notify our company, the Partnership and until such time as the Rights Agreement is terminated, Brookfield Corporation of the receipt of a notice of exchange. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our company’s transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by our company’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our company). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged its exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.

In lieu of our company delivering LP units or paying cash as described in the preceding paragraph, the Partnership, in its sole discretion, may elect to satisfy our exchange obligation by acquiring all of the tendered exchangeable shares in exchange for issuing directly to such tendering holder one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the date that the request for exchange is received by our company’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the Partnership). If the Partnership elects to satisfy our exchange obligation directly (in lieu of our company delivering LP units or cash as described above), it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to our company’s transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by our company’s transfer agent by delivering to such holder of exchangeable shares the LP units or its cash equivalent. Unitholders of the Partnership are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of exchangeable shares has not received the number of LP units or its cash equivalent in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or LP units amount from Brookfield Corporation pursuant to the Rights Agreement between Brookfield Corporation and Wilmington Trust, National Association (the “rights agent”) until July 30, 2027 (and as will be automatically renewed for successive periods of two years, unless Brookfield Corporation provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement). In this scenario, the tendered exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or LP units amount from a collateral account of Brookfield Corporation administered by the rights agent. The Partnership has agreed to indemnify Brookfield Corporation, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any LP units delivered by Brookfield Corporation pursuant to the Rights Agreement. The Rights Agreement entered into in connection with the closing of the Arrangement replaced the rights agreement existing prior to the Arrangement between Brookfield Corporation and the rights agent (the “Prior Rights Agreement”), and provides the same expiration date and other terms as the Prior Rights Agreement. See Item 7.B “Related Party Transactions—Rights Agreement” in the BEPC Annual Report for a further description of the Prior Rights Agreement.

No Fractional LP Units. No fractional LP units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional LP units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the LP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of an LP unit.

Conversion of Tendered Exchangeable Shares. Brookfield Renewable is entitled at any time to have any or all exchangeable shares acquired by Brookfield Renewable converted into BEPC class B shares on a one-for-one basis.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) is subject to adjustment in accordance with our articles to reflect certain capital events, including (i) if the Partnership and/or our company declares or pays a distribution to its unitholders consisting wholly or partly of LP units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the Partnership and/or our company splits, subdivides, reverse-splits or combines its outstanding LP units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the Partnership and/or our company distributes any rights, options or warrants to all or substantially all holders of its LP units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire LP units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for LP units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the Partnership distributes to all or substantially all holders of LP units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (v) if the Partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the LP units (but excluding for all purposes any exchange or tender offer to exchange LP units for exchangeable shares or any other security economically equivalent to LP units), to the extent that the cash and value of any other consideration included in the payment per LP unit exceeds certain thresholds.

Redemption by Issuer

Our company’s board of directors has the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events (each a “Redemption Event”): (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the LP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the Partnership approve an acquisition of the Partnership by way of arrangement or amalgamation; (iv) unitholders of the Partnership approve a restructuring or other reorganization of the Partnership; (v) there is a sale of all or substantially all of the Partnership’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our company’s board of directors, in its sole discretion, concludes that the unitholders of the Partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders of the Partnership do not have the ability to vote on such redemption and the decision of our company’s board of directors to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such Redemption Event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events”), plus a cash amount for each exchangeable share equal to any unpaid dividends per exchangeable share.

Notwithstanding the foregoing, upon any Redemption Event, the Partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”), plus a cash amount for each exchangeable share equal to any unpaid dividends per exchangeable share. Partnership unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full (i) to any holder of exchangeable shares or BEPC class B shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) of any unpaid accrued dividends, the holders of exchangeable shares shall be entitled to one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the Partnership may elect to acquire all of the outstanding exchangeable shares for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each exchangeable share equal to any unpaid accrued dividends per exchangeable share. The acquisition by the Partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company. Partnership unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the Partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares will be automatically redeemed by us on the day prior to the liquidation, dissolution or winding up of the Partnership and immediately following the automatic redemption by BRHC of the Class A.1 Shares and Class A.2 Shares (or the exercise by the Partnership of any call rights in respect thereof). Each holder of exchangeable shares shall be entitled to one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any such redemption, the Partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one LP unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the Partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each exchangeable share equal to any unpaid accrued dividends per exchangeable share. The acquisition by the Partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the Partnership. Partnership unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Conversion to BEPC Class B Shares

The Partnership, or any of its controlled subsidiaries, is entitled to convert each held exchangeable share to a BEPC class B share on a one-for-one basis.

Book-Based System

The exchangeable shares may be uncertificated or represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS Clearing and Depository Services Inc. (“CDS”) or the Depository Trust Company (“DTC”), as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer

The exchangeable shares are not LP units and will not be treated as LP units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. LP units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire LP units, unless such offer is extended to holders of exchangeable shares and holders of LP units will not be entitled to participate in an offer or bid made to acquire exchangeable shares, unless such offer is extended to holders of LP units. In the event of a takeover bid for LP units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive an LP unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the LP units at a price in excess of the market price of the LP units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events” above for more information on the circumstances in which adjustments may be made to the conversion factor.

Approval Rights

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a exchangeable share with an LP unit requires the affirmative vote of holders of a majority of the outstanding exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of our company, the approval of a majority of such non-overlapping directors.

Transfer Restrictions

No holder of exchangeable shares shall transfer to any person such number of exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of our company without the prior approval of the Federal Energy Regulatory Commission, to the extent required.

Choice of Forum for Securities Act Claims

Our articles provide that unless our company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

DESCRIPTION OF LIMITED PARTNERSHIP UNITS

The LP units are non-voting limited partnership interests in the Partnership. The Partnership is authorized to issue an unlimited number of LP Units. As of February 21, 2025 there were 284,915,598 LP units outstanding (or 479,403,537 LP units assuming the exchange of all of the redeemable/exchangeable partnership units of BRELP held by Brookfield and 659,010,561 LP units assuming the exchange of all of the outstanding redeemable/exchangeable partnership units of BRELP, exchangeable shares and Class A.2 Shares). The redeemable/exchangeable partnership units of BRELP are subject to a redemption-exchange mechanism pursuant to which LP units may be issued in exchange for redeemable/exchangeable partnership units of BRELP on a one for one basis. The LP Units are listed on the NYSE under the symbol “BEP” and on the TSX under the symbol “BEP.UN”. There were no changes to the Partnership’s capital structure or the LP units as a result of the Arrangement.

For more detailed information on the LP units and the limited partnership agreement of the Partnership, see “Item 10.B—Memorandum and Articles of Association—Description of Our LP Units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP” in the BEP Annual Report and the other information incorporated by reference in this prospectus, as updated by the Partnership’s subsequent filings with the SEC that are incorporated herein by reference. Any material U.S. and Canadian federal income tax considerations related to the LP Units will be described in a prospectus supplement.

Withdrawal and Return of Capital Contributions

Holders of the LP units are not entitled to the withdrawal or return of capital contributions in respect of LP units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership’s limited partnership agreement or upon the liquidation of the Partnership as described in the BEP Annual Report or as otherwise required by applicable law.

Priority

Except to the extent expressly provided in the limited partnership agreement, a holder of LP units will not have priority over any other holder of the LP units, either as to the return of capital contributions or as to profits, losses or distributions. The LP units rank junior to the preferred limited partnership units with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in the BEP Annual Report.

No Pre-emptive and Redemption Rights

Unless otherwise determined by the General Partner, in its sole discretion, holders of LP units will not be granted any pre-emptive or other similar right to acquire additional interests in the Partnership. In addition, holders of the LP units do not have any right to have their LP units redeemed by the Partnership.

No Management or Control

The Partnership’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the Partnership and do not have any right or authority to act for or to bind the Partnership or to take part or interfere in the conduct or management of the Partnership. Limited partners are not entitled to vote on matters relating to the Partnership, although holders of the LP units are entitled to consent to certain matters as described in the limited partnership agreement of the Partnership which may be effected only with the consent of the holders of the percentages of outstanding LP units specified in the partnership agreement. Each LP unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of LP units.

Choice of Forum for Securities Act Claims

The Partnership’s limited partnership agreement provides that unless the Partnership consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

PLAN OF DISTRIBUTION

Our company and any selling securityholders may sell exchangeable shares to or through underwriters or dealers; directly to one or more purchasers; through agents; in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; through a combination of any of these methods of sale; or through any other method permitted by applicable law and described in the applicable prospectus supplement. The distribution of exchangeable shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices. In connection with the sale of exchangeable shares, underwriters may receive compensation from our company and the Partnership or the selling securityholders or from purchasers of exchangeable shares for whom they may act as agents in the form of concessions or commissions.

Each prospectus supplement relating to the offering of exchangeable shares will set forth the terms of the offering, including the names of any underwriters or agents, the purchase price or prices of the offered securities, the proceeds to us from the sale of the offered securities, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

Under agreements which may be entered into by our company, the Partnership, the selling securityholders and the underwriters, dealers and agents who participate in the distribution of our exchangeable shares may be entitled to indemnification by us against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The exchangeable shares to be offered by our company pursuant to this prospectus will be a new issue of securities. Certain broker-dealers may make a market in our exchangeable shares but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in our exchangeable shares or as to the liquidity of the trading market for such securities.

Selling securityholders may use this prospectus in connection with the resale of exchangeable shares. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the exchangeable shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of such securities. The Brookfield Group is, and the selling securityholders are expected to be, affiliated with our company and the Partnership. Accordingly, the sale of exchangeable shares by the selling securityholders hereunder may be deemed to be conducted by or on behalf of our company and the Partnership. Our company and the Partnership will not receive any proceeds from sales by selling securityholders.

In connection with any underwritten offering of our exchangeable shares, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of such securities offered at levels above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Our company is incorporated under the laws of British Columbia, Canada and the Partnership is formed under the laws of Bermuda. A substantial portion of our company’s and the Partnership’s assets are located outside of Canada and the United States and certain of the directors of the General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. Our company has appointed an agent for service of process in the United States. The Partnership has appointed an agent for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, its general partner, the directors of the General Partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States.

The ability to effect service of process and the enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that our company is incorporated under the laws of the Province of British Columbia, that some or all of their officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the registration statement may be residents of Canada and that all or a substantial portion of the assets of our company and such persons may be located outside the United States.

The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be enforceable in Bermuda against the Partnership, its general partner, the directors of the General Partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of the General Partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely give recognition to a valid, final and conclusive in personam judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as: (i) the Canadian or U.S. court issuing the judgment had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court issuing the judgment did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; and (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda (this is likely to be the case if, for example, there is a Bermuda judgment which conflicts with the judgment of the foreign court in respect of which the enforcement is sought or if the judgment creditor has unsettled judgment debts in Bermuda).

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, its general partner, the directors of the General Partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

The validity of the exchangeable shares offered by this prospectus will be passed upon by McMillan LLP, British Columbia counsel to our company. The validity of the LP units issuable upon exchange, redemption or acquisition of the exchangeable shares offered pursuant to this prospectus and other matters of Bermuda law will be passed upon for the Partnership by Appleby (Bermuda) Limited.

EXPERTS

The consolidated financial statements of BEPC, incorporated in this prospectus by reference from the BEPC Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of BEPC’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of the Partnership, incorporated in this prospectus by reference from the BEP Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The consolidated financial statements of Neoen as of December 31, 2023 and 2022, and for each of the years then ended, incorporated in this prospectus by reference from the joint Report on Form 6-K of the Partnership and BEPC filed with the SEC on March 6, 2025, have been audited by Deloitte & Associés, independent auditor, as set forth in their report. Such consolidated financial statements have been so incorporated herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which have been or will be paid by our company.

SEC registration fee		$85,173.67	*
Blue sky fees and expenses		*	*
NYSE and TSX listing fees		*	*
Transfer agent fees		*	*
Printing costs		*	*
Legal fees and expenses		*	*
Accounting fees and expenses		*	*
Miscellaneous		*	*

Total	$	*	*

*	Does not include $445,088.38 of registration fees that were carried forward from a prior registration statement.
**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

Up to $400,000,000

Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Limited Partnership Units of Brookfield Renewable Partners L.P. (issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

Brookfield Renewable Corporation

Brookfield Renewable Partners L.P.

Prospectus Supplement

January 12, 2026

Agents

BMO Capital Markets	TD Securities